As filed with the Securities and Exchange Commission on August 30, 2019
Registration No. 333-232868

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VALERITAS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3841 (Primary Standard Industrial Classification Code Number)	46-5648907 (I.R.S. Employer Identification Number)
750 Route 202 South, Suite 600
Bridgewater, NJ 08807
(908) 927-9920
(Address, including zip code and telephone number, including area code, of registrant's principal executive offices)
John E. Timberlake
Chief Executive Officer
Valeritas Holdings, Inc.
750 Route 202 South, Suite 600
Bridgewater, NJ 08807
(908) 927-9920
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:
Emilio Ragosa DLA Piper LLP (US) 51 John F. Kennedy Parkway, Suite 120 Short Hills, New Jersey 07078 (973) 520-2550

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the
Securities Act of 1933, check the following box:    ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one).

Large accelerated filer ☐ Non-accelerated filer ☒	Accelerated filer ☐ Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed maximum aggregate offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee(3)
Common stock, $0.001 par value per share	5,000,000	$1.87	$9,350,000	$1,133.22

(1)
Represents 5,000,000 shares of common stock that are issuable pursuant to a common stock purchase agreement with the selling stockholder named herein. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, or the Securities Act, this registration statement also covers any additional shares of common stock which may become issuable to prevent dilution from stock splits, stock dividends and similar events.

(2)
Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) under the Securities Act, the proposed maximum offering price per share is based on the average of the high and low sale prices of the registrant’s common stock on the Nasdaq Capital Market on August 28, 2019.

(3)	$1,299.27 was previously paid by the registrant.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note
We are now filing Registration Statement on Form S-1, of which this prospectus forms a part, or the Current Registration Statement, to register additional shares that we may issue to Aspire Capital pursuant to the Purchase Agreement (as defined below), to reflect the results of our May 2019 Annual Meeting of Stockholders vote.
On June 11, 2018, we entered into a common stock purchase agreement, or the Purchase Agreement, with Aspire Capital Fund, LLC, an Illinois limited liability company, referred to in this prospectus as Aspire Capital or the selling stockholder, which provides that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital is committed to purchase up to an aggregate of $21.0 million of our shares of common stock over the approximately thirty-month term of the Purchase Agreement. Upon execution of the Purchase Agreement, Aspire Capital purchased 791,557 shares (39,578 shares on a post-Reverse Stock Split basis) of our common stock, or the Initial Purchase Shares, for $1,200,000. Additionally, in consideration for entering into the Purchase Agreement, and concurrently with the execution of the Purchase Agreement, we issued to Aspire Capital 263,852 shares (13,193 shares on a post-Reverse Stock Split basis) of our common stock, or the Commitment Shares, as a commitment fee. Concurrently with entering into the Purchase Agreement, we also entered into a registration rights agreement with Aspire Capital (referred to in this prospectus as the Registration Rights Agreement), in which we agreed to file one or more registration statements, including the registration statement of which this prospectus is a part, as permissible and necessary to register under the Securities Act of 1933, as amended, or the Securities Act, the sale of the shares of our common stock that have been and may be issued to Aspire Capital under the Purchase Agreement.
When we entered into the Purchase Agreement, there were certain limitations placed on our ability to freely sell shares of our common stock to Aspire Capital, due to the rules of the Nasdaq Capital Market, on which our common stock was (and is currently) listed. Originally, the aggregate number of shares that we were able to issue to Aspire Capital under the Purchase Agreement, including the Initial Purchase Shares and the Commitment Shares, could in no case exceed 4,726,383 shares (236,319 shares on a post-Reverse Stock Split basis) of our common stock (which is equal to 19.99% of the common stock outstanding on the date of the Purchase Agreement) unless (i) shareholder approval was obtained to issue more, in which case the 4,726,383 (236,319 shares on a post-Reverse Stock Split basis) share limitation would not apply, or (ii) shareholder approval was not obtained and at any time the 4,726,383 (236,319 shares on a post-Reverse Stock Split basis) share limitation was reached and at all times thereafter the average price paid for all shares issued under the Purchase Agreement (including the Initial Purchase Shares and the Commitment Shares) was equal to or greater than $1.62 ($32.40 on a post-Reverse Stock Split basis), referred to as the Minimum Price, a price equal to the consolidated closing bid price of our common stock on the date of the execution of the Purchase Agreement; provided that at no point in time shall Aspire Capital (together with its affiliates) beneficially own more than 19.99% of our common stock.
Accordingly, on June 29, 2018, we filed a Registration Statement on Form S-1 (File No. 333-226018), or the Initial Registration Statement, to register the sale of up to 10,000,000 shares (500,000 shares on a post-Reverse Stock Split basis) of our common stock pursuant to the Purchase Agreement, including the Initial Purchase Shares and the Commitment Shares. The Initial Registration Statement was declared effective on July 16, 2018, and on July 18, 2018, we filed a prospectus supplement to the Initial Registration Statement.
Subsequently, at our 2019 Annual Meeting of Stockholders, we submitted a proposal to our stockholders to remove the 19.99% limitation referenced above and approve the issuance of up to $21.0 million of shares of our common stock to Aspire Capital in accordance with Nasdaq Listing Rules 5635(b) and 5635(d), which was approved by our stockholders on May 16,

2019. We are now filing the Current Registration Statement, of which this prospectus forms a part, to register additional shares that we may issue to Aspire Capital pursuant to the Purchase Agreement.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the selling stockholder is not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted.
PROSPECTUS, SUBJECT TO COMPLETION, DATED AUGUST 30, 2019

Valeritas Holdings, Inc.
5,000,000 Shares of Common stock

This prospectus relates to the sale of up to 5,000,000 shares of our common stock by Aspire Capital Fund, LLC or Aspire Capital. Aspire Capital is also referred to in this prospectus as the selling stockholder. The prices at which the selling stockholder may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive proceeds from the sale of the shares by the selling stockholder. However, we may receive proceeds of up to an aggregate of $21.0 million from the sale of our common stock to the selling stockholder, pursuant to a common stock purchase agreement entered into with the selling stockholder on June 11, 2018, once the registration statement, of which this prospectus is a part, is declared effective.
The selling stockholder is an “underwriter” within the meaning of the Securities Act of 1933, as amended. We will pay the expenses of registering these shares, but all selling and other expenses incurred by the selling stockholder will be paid by the selling stockholder.
Our common stock is listed on the Nasdaq Capital Market under the ticker symbol “VLRX.” On August 29, 2019 the last reported sale price per share of our common stock was $1.85 per share.
You should read this prospectus and any prospectus supplement, together with additional information described under the headings “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 9 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ,2019

We are responsible for the information contained in this prospectus and any supplement or amendment or free writing prospectus prepared by us or on our behalf or to which we have referred you. We have not authorized anyone to provide you with different information, and we take no responsibility for any other information others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholder is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

ABOUT THIS PROSPECTUS
The registration statement of which this prospectus forms a part that we have filed with the Securities and Exchange Commission, or SEC, includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference” before making your investment decision.
You should rely only on the information provided in this prospectus or in any prospectus supplement or any free writing prospectuses or amendments thereto. Neither we, nor the selling stockholder, have authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus is accurate only as of the date hereof. Our business, financial condition, results of operations and prospects may have changed since that date.
Neither we, nor the selling stockholder, are offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. Neither we, nor the selling stockholder, have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities as to distribution of the prospectus outside of the United States.
Unless the context otherwise requires, references in this prospectus to “Valeritas,” “the Company,” “we,” “us” and “our” refer to Valeritas Holdings, Inc, and its subsidiary, Valeritas, Inc. Solely for convenience, our trademarks and tradenames referred to in this registration statement, such as V-Go, may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and tradenames. All other trademarks, service marks and trade names included or incorporated by reference into this prospectus are the property of their respective owners.

PROSPECTUS SUMMARY
This summary highlights selected information included elsewhere in this prospectus or incorporated by reference into this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus carefully, including the “Risk Factors” section beginning on page 9 and any information incorporated by reference herein, including our consolidated financial statements and the related notes, before making an investment decision.
Overview
We are a commercial-stage medical technology company focused on improving health and simplifying life for people with diabetes by developing and commercializing innovative technologies. Our flagship product, V-Go® Wearable Insulin Delivery device, is a simple, affordable, all-in-one basal-bolus insulin delivery option for patients with type 2 diabetes is worn like a patch and can eliminate the need for taking multiple daily shots. V-Go administers a continuous preset basal rate of insulin over 24 hours and it provides discreet on-demand bolus dosing at mealtimes. It is the only basal-bolus insulin delivery device on the market today specifically designed keeping in mind the needs of type 2 diabetes patients.
V- Go enables patients to closely mimic the body’s normal physiologic pattern of insulin delivery throughout the day and to manage their diabetes with insulin without the need to plan a daily routine around multiple daily injections.
We currently focus on the treatment of patients with type 2 diabetes, a pervasive and costly disease that, according to the 2017 National Diabetes Statistics Report released by the U.S. Centers for Disease Control and Prevention, or CDC, currently affects 90% to 95% of the approximately 23 million U.S. adults diagnosed with diabetes. The American Diabetes Association estimates that the total costs of diagnosed diabetes in the United States, which includes direct medical and drug costs and indirect lost productivity costs have risen to $327 billion annually in 2017 from $245 billion annually in 2012. We believe the majority of the 12.6 million U.S. adults treating their type 2 diabetes with more than one daily oral anti-diabetic drug, or OAD, or an injectable diabetes medicine can benefit from the innovative approach of V-Go to manage type 2 diabetes.
Our primary market consists of approximately 5.6 million of these patients who currently take insulin, of which up to 4.5 million may not be achieving their target blood glucose goal. This patient population represents a $20.5 billion annual U.S. market when applying the annual wholesale acquisition cost, or WAC, of V-Go to the 4.5 million patients not achieving glycemic control. WAC is the gross price paid by wholesalers and does not take into account fees, discounts, and rebates from us. If we were able to capture even 15% of this 4.5 million patient population, that would represent $3.0 billion in annual revenue.

Risks Associated with Our Business
Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors” immediately following this prospectus summary. Some of these risks are:

•	we have incurred significant operating losses since our inception and anticipate that we will continue to incur significant losses for the foreseeable future;

•	we currently rely on sales of V-Go to generate all of our revenue, and any factors that negatively impact our sales of V-Go would also negatively impact our financial conditions and operating results;

•
our ability to maintain and grow our revenue depends both on retaining a high percentage of patients using V-Go and on preserving our relationships with a few significant wholesale customers that account for nearly all of our sales;

•	the failure of V-Go to achieve and maintain market acceptance could result in our achieving sales below our expectations;

•
we operate in a very competitive industry and if we fail to compete successfully against our existing or potential competitors, many of whom have greater resources than we have, our revenue and operating results may be negatively affected;

•	competitive products or other technological breakthroughs for the treatment or prevention of diabetes may render our products obsolete or less desirable;

•	if we are unable to leverage our current sales and marketing infrastructure, we may fail to increase our sales to meet our anticipated levels;

•
if important assumptions about the potential market for our products are inaccurate, or if we have failed to understand what people with type 2 diabetes are seeking in a treatment, we may not be able to increase our revenue or achieve profitability;

•	manufacturing risks, including risks related to manufacturing in China, damage to facilities or equipment and failure to efficiently increase production to meet demand;

•
we depend on a limited number of third-party suppliers for some of the components of V-Go, and the loss of any of these suppliers, or their inability to provide us with an adequate supply of materials, could harm our business;

•	we operate at facilities in three locations, and any disruption at any of these facilities could harm our business;

•
if we do not enhance our product offerings through our research, development and engineering efforts, including the successful commercialization of our pre-fill V-Go, we may fail to effectively compete in our market or become profitable;

•	the safety and efficacy of our products is not supported by long-term clinical data, which could limit sales, and our products could cause unforeseen negative effects;

•	undetected errors or defects in V-Go or our future product candidates could harm our reputation, decrease market acceptance of our products or expose us to product liability claims;

•
we may enter into strategic collaborations, in-licensing arrangements or alliances with third parties that may not result in the development of commercially viable products or the generation of significant future revenue;

•
we may seek to grow our business through acquisitions of complementary products or technologies, and the failure to manage acquisitions, or the failure to integrate them with our existing business, could impair our ability to execute our business strategies;

•	if there are significant disruptions in our information technology systems, our reputation, financial condition and operating results could be harmed;

•	if we fail to properly manage our anticipated growth, our business could suffer; and

•
we depend on the knowledge and skills of our senior management and other key employees, and if we are unable to retain and motivate them or recruit additional qualified personnel, our business may suffer.

Our Corporate Information
Valeritas Holdings, Inc., referred to as Valeritas Holdings, was reincorporated in Delaware on May 3, 2016. Prior to the reincorporation, Valeritas Holdings, formerly Cleaner Yoga Mat, Inc., was incorporated in Florida on May 9, 2014. Valeritas Holdings owns 100% of its subsidiary, Valeritas, Inc., referred to as Valeritas. Valeritas was incorporated in the state of Delaware on December 27, 2007 when it was converted into a Delaware corporation from a Delaware limited liability company, which was formed on August 2, 2006.
On May 20, 2019, we effected a 1-for-20 reverse stock split, which we refer to as the Reverse Stock Split. Unless noted otherwise, all numbers in the Current Registration Statement, of which this prospectus forms a part, have been adjusted to reflect the Reverse Stock Split.
Our principal executive offices are located at 750 Route 202 South, Suite 600, Bridgewater, New Jersey, 08807, and our telephone number is (908) 927-9920. Our website address is www.valeritas.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our securities.
Our filings with the SEC are posted on our website at www.valeritas.com. The information found on our website is not part of this or any other report we file with or furnish to the SEC.

Implications of Being an Emerging Growth Company
The Jumpstart Our Business Startups Act of 2012, or the JOBS Act, was enacted in April 2012 with the intention of encouraging capital formation in the United States and reducing the regulatory burden on newly public companies that qualify as “emerging growth companies.” We are an emerging growth company within the meaning of the JOBS Act. As an emerging growth company, we may take advantage of certain exemptions from various public reporting requirements, including the requirement that our internal control over financial reporting be audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, certain requirements related to the disclosure of executive compensation in this prospectus and in our periodic reports and proxy statements, and the requirement that we hold a nonbinding advisory vote on executive compensation and any golden parachute payments. We may take advantage of these exemptions until we are no longer an emerging growth company.
We will remain an emerging growth company until the earliest to occur of:

•	the last day of the fiscal year in which we have $1.07 billion or more in annual gross revenue;

•	the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates;

•	the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; or

•	the last day of the fiscal year ending after the fifth anniversary of the closing of our initial public offering.

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act, declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act) are required to comply with the new or revised financial accounting standard. We have chosen to “opt out” of the extended transition periods available under the JOBS Act for complying with new or revised accounting standards. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition periods for complying with new or revised accounting standards is irrevocable.

The Offering

Common stock being offered in the Current Registration Statement by the selling stockholder
5,000,000 shares (excluding the Commitment Shares, the Initial Purchase Shares, and an additional 447,229 shares previously registered under the Initial Registration Statement, or the Additional Shares).

Common stock outstanding
7,157,639 shares as of August 28, 2019 (including the Commitment Shares, the Initial Purchase Shares and an additional 7,500 shares of common stock previously issued to the selling stockholder under the Purchase Agreement).

Use of proceeds
The selling stockholder will receive all of the proceeds from the sale of the shares offered for sale by it under this prospectus. We will not receive proceeds from the sale of the shares by the selling stockholder. However, we may receive up to $21.0 million in proceeds from the sale of our common stock to the selling stockholder under the common stock purchase agreement described below. Any proceeds from the selling stockholder that we receive under the purchase agreement are expected to be used to fund future commercial operations and advance our research and development activities and for working capital and general corporate purposes.

Nasdaq Capital Market Symbol
VLRX

 Risk Factors
Investing in our securities involves a high degree of risk. You should carefully review and consider the “Risk Factors” section of this prospectus for a discussion of factors to consider before deciding to invest in shares of our common stock.
On June 11, 2018, we entered into a common stock purchase agreement, or the Purchase Agreement, with Aspire Capital Fund, LLC, an Illinois limited liability company, referred to in this prospectus as Aspire Capital or the selling stockholder, which provides that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital is committed to purchase up to an aggregate of $21.0 million of our shares of common stock over the approximately thirty-month term of the Purchase Agreement. Upon execution of the Purchase Agreement, Aspire Capital purchased 791,557 shares (39,578 shares on a post-Reverse Stock Split basis) of our common stock, or the Initial Purchase Shares, for $1,200,000. Additionally, in consideration for entering into the Purchase Agreement, and concurrently with the execution of the Purchase Agreement, we issued to Aspire Capital 263,852 shares (13,193 shares on a post-Reverse Stock Split basis) of our common stock, or the Commitment Shares, as a commitment fee. Concurrently with entering into the Purchase Agreement, we also entered into a registration rights agreement with Aspire Capital, which we refer to as the Registration Rights Agreement, in which we agreed to file one or more registration statements, including the registration statement of which this prospectus is a part, as permissible and necessary to register under the Securities Act of 1933, as amended, or the Securities Act, the sale of the shares of our common stock that have been and may be issued to Aspire Capital under the Purchase Agreement.
When we entered into the Purchase Agreement, there were certain limitations placed on our ability to freely sell shares of our common stock to Aspire Capital, due to the rules of the Nasdaq Capital Market, on which our common stock was (and is currently) listed. Originally, the aggregate number of shares that we were able to issue to Aspire Capital under the Purchase Agreement, including the Initial Purchase Shares and the Commitment Shares, could in no case exceed 4,726,383 shares (236,319 shares on a post-Reverse Stock Split basis) of our common stock (which is equal to 19.99% of the common stock outstanding on the date of the Purchase Agreement) unless (i) shareholder approval was obtained to issue more, in which case the 4,726,383 (236,319 shares on a post-Reverse Stock Split basis) share limitation would not apply, or (ii) shareholder approval was not been obtained and at any time the 4,726,383 (236,319 shares on a post-Reverse Stock Split basis) share limitation was reached and at all times thereafter the average price paid for all shares issued under the Purchase Agreement (including the Initial Purchase Shares and the Commitment Shares) was equal to or greater than $1.62 ($32.40 on a post-Reverse Stock Split basis), referred to as the Minimum Price, a price equal to the consolidated closing bid price of our common stock on the date of the execution of the Purchase Agreement; provided that at no point in time shall Aspire Capital (together with its affiliates) beneficially own more than 19.99% of our common stock.
Subsequently, at our 2019 Annual Meeting of Stockholders, we submitted a proposal to our stockholders to remove the 19.99% limitation referenced above and approve the issuance of up to $21.0 million of shares of our common stock to Aspire Capital in accordance with Nasdaq Listing Rules 5635(b) and 5635(d), which was approved by our stockholders on May 16, 2019. We are now filing the Current Registration Statement to register additional shares that we may issue to Aspire Capital pursuant to the Purchase Agreement.
Pursuant to the Purchase Agreement and the Registration Rights Agreement, we are registering 5,000,000 shares of our common stock which we may issue to Aspire Capital after the Current Registration Statement is declared effective under the Securities Act. All 5,000,000 shares of common stock are being offered pursuant to this prospectus.
As of August 28, 2019, there were 7,157,639 shares of our common stock outstanding (3,988,943 shares held by non-affiliates), including the shares issued as the Commitment Shares, the Initial Purchase Shares and an additional 7,500 shares of common stock that we issued to the selling stockholder pursuant to the Purchase Agreement. Excluding the 439,729 shares that remain available for issuance under the Initial Registration Statement, if all of such 5,000,000 shares of our common stock offered hereby were issued and outstanding as of August 28, 2019 such shares would represent 41% of the total common stock outstanding or 56% of the non-affiliate shares of common stock outstanding as of August 28, 2019. The number of shares of our common stock ultimately offered for sale by Aspire Capital is dependent upon the number of shares purchased by Aspire Capital under the Purchase Agreement.
After the Securities and Exchange Commission has declared effective the Current Registration Statement of which this prospectus is a part, on any trading day on which the closing sale price of our common stock exceeds $1.00, we have the right, in our sole discretion, to present Aspire Capital with a purchase notice (each, a Purchase Notice), directing Aspire Capital (as principal) to purchase up to 7,500 shares of our common stock per trading day, up to $21.0 million of our common stock in the aggregate at a per share price (the Purchase Price), calculated by reference to the prevailing market price of our common stock (as more specifically described below).

In addition, on any date on which we submit a Purchase Notice for 7,500 shares to Aspire Capital, we also have the right, in our sole discretion, to present Aspire Capital with a volume-weighted average price purchase notice (each, a VWAP Purchase Notice) directing Aspire Capital to purchase an amount of stock equal to up to 30% of the aggregate shares of the Company’s common stock traded on Nasdaq on the next trading day, or the VWAP Purchase Date, subject to a maximum number of shares we may determine, or the VWAP Purchase Share Volume Maximum, and a minimum trading price, or the VWAP Minimum Price Threshold (as more specifically described below). The purchase price per Purchase Share pursuant to such VWAP Purchase Notice, or the VWAP Purchase Price, is calculated by reference to the prevailing market price of our common stock (as more specifically described below).
The Purchase Agreement provides that neither we nor Aspire Capital shall effect any sales under the Purchase Agreement on any purchase date where the closing sale price of our common stock is less than $1.00 per share, which we refer to as the Floor Price. The respective prices and share numbers in the preceding paragraphs, other than the Floor Price, shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction. There are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Aspire Capital. Aspire Capital has no right to require any sales by us, but is obligated to make purchases from us as we direct in accordance with the Purchase Agreement. There are no limitations on use of proceeds, financial or business covenants, restrictions on future fundings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement. Aspire Capital may not assign its rights or obligations under the Purchase Agreement. The Purchase Agreement may be terminated by us at any time, at our discretion, without any penalty or cost to us.

RISK FACTORS
An investment in our common stock involves significant risks. Before making an investment in our common stock, you should carefully read all of the information contained in this prospectus and in the documents incorporated by reference herein. For a discussion of risk factors that you should carefully consider before deciding to purchase any of our common stock, please review “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018, and in our most recent Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus and the additional risk factors below. In addition, please read “Special Note Regarding Forward-Looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Please note that additional risks not currently known to us or that we currently deem immaterial also may adversely affect our business, operations, results of operations, financial condition and prospects.

Risks Related to the Offering
We will need to raise substantial additional capital in the future to fund our operations and we may be unable to raise such funds when needed and on acceptable terms.
We will need to raise substantial additional capital in the future to fund our operations. The extent to which we utilize the Purchase Agreement with Aspire Capital as a source of funding will depend on a number of factors, including the prevailing market price of our common stock, the volume of trading in our common stock and the extent to which we are able to secure funds from other sources. The number of shares that we may sell to Aspire Capital under the Purchase Agreement on any given day and during the term of the agreement is limited. See “The Aspire Capital Transaction” section of this prospectus for additional information. Additionally, we and Aspire Capital may not effect any sales of shares of our common stock under the Purchase Agreement during the continuance of an event of default or on any trading day that the closing sale price of our common stock is less than $1.00 per share. Even if we are able to access the full $21.0 million under the Purchase Agreement, because we have incurred significant operating losses since inception and anticipate that we will continue to incur significant losses for the foreseeable future, we will still need additional capital to fully implement our business, operating and development plans.
The sale of our common stock to Aspire Capital may cause substantial dilution to our existing stockholders and the sale of the shares of common stock acquired by Aspire Capital could cause the price of our common stock to decline.
We are registering for sale 5,000,000 shares of common stock that we may sell to Aspire Capital under the Purchase Agreement. It is anticipated that shares registered in this offering will be sold over the approximately thirty-month term of the Purchase Agreement. The number of shares ultimately offered for sale by Aspire Capital under this prospectus is dependent upon the number of shares we elect to sell to Aspire Capital under the Purchase Agreement. Depending on a variety of factors, including market liquidity of our common stock, the sale of shares under the Purchase Agreement may cause the trading price of our common stock to decline.
Aspire Capital may ultimately be requested to purchase all or only some of the $21.0 million of common stock that, excluding the Initial Purchase Shares, the Commitment Shares and the additional 439,729 shares of common stock we registered under the Initial Registration Statement, is the subject of this prospectus. Aspire Capital may sell all, some or none of our shares that it holds or comes to hold under the Purchase Agreement. Sales by Aspire Capital of shares acquired pursuant to the Purchase Agreement under the registration statement, of which this prospectus is a part, may result in dilution to the interests of other holders of our common stock. The sale of a substantial number of shares of our common stock by Aspire Capital in this offering, or anticipation of such sales, could cause the trading price of our common stock to decline or make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise desire. However, we have the right under the Purchase Agreement to control the timing and amount of sales of our shares to Aspire Capital, and the Purchase Agreement may be terminated by us at any time at our discretion without any penalty or cost to us.
We could be delisted from the Nasdaq Capital Market, which could seriously harm the liquidity of our stock and our ability to raise capital.
We are currently listed on the Nasdaq Capital Market. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders' equity, minimum share price, and certain corporate governance requirements. There can be no assurances that we will be able to comply with the applicable listing standards.
For example, on June 25, 2019, we received a written notification from the Listing Qualifications Department of the Nasdaq Stock Market LLC, or Nasdaq, indicating that, based upon Nasdaq’s review of the Market Value of Listed Securities, or MVLS, for the 30 consecutive business days preceding the date of the notification, we no longer meet the minimum MVLS of $35 million as set forth in Nasdaq Listing Rule 5550(b)(2). The notification letter provided that we have 180 calendar days, or until December 23, 2019 to regain compliance with Nasdaq Listing Rule 5550(b)(2). To regain compliance, we must maintain an MVLS of at least $35 million for a minimum of ten consecutive business days during the 180-day compliance period. In lieu of complying with the MVLS requirement, we may also regain compliance with Nasdaq if we achieve stockholders’ equity of at least $2.5 million by December 23, 2019, in accordance with Nasdaq’s Equity Standard, or the Equity Standard, for continued listing on the Nasdaq Capital Market. If we do not regain compliance with the MVLS requirement, or otherwise comply with the Equity Standard by December 23, 2019, Nasdaq will notify us of its determination to delist our common stock, at which point we will have an opportunity to appeal the delisting determination to a Hearings Panel.
If we cease to be eligible to trade on the Nasdaq Capital Market:

•	We may have to pursue trading on a less recognized or accepted market, such as the OTC Bulletin Board or the “pink sheets.”

•	The trading price of our common stock could suffer, including an increased spread between the “bid” and “asked” prices quoted by market makers.

•
Shares of our common stock could be less liquid and marketable, thereby reducing the ability of stockholders to purchase or sell our shares as quickly and as inexpensively as they have done historically. If our stock is traded as a “penny stock,” transactions in our stock would be more difficult and cumbersome.

•
We may be unable to access capital on favorable terms or at all, as companies trading on alternative markets may be viewed as less attractive investments with higher associated risks, such that existing or prospective institutional investors may be less interested in, or prohibited from, investing in our common stock. This may also cause the market price of our common stock to decline.

Our amended and restated certificate of incorporation, as amended, provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders' ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.
Our amended and restated certificate of incorporation, as amended, provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our amended and restated certificate of incorporation, as amended, or our amended and restated bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. This choice of forum provision does not preclude or contract the scope of exclusive federal or concurrent jurisdiction for any actions brought under the Securities Act or the Exchange Act. Accordingly, our exclusive forum provision will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and our stockholders will not be deemed to have waived our compliance with these laws, rules and regulations.
Any person or entity purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to these provisions. These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees.
If a court were to find the choice of forum provision contained in our eighth amended and restated certificate of incorporation, as amended, to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management and other employees.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus or incorporated by reference into this prospectus, including statements regarding our future results of operations and financial position, business strategy, product candidates, product approvals, research and development costs, timing and likelihood of success, plans and objectives of management for future operations and future results of anticipated products, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.
In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of risks, uncertainties and assumptions described under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, which are included elsewhere in this prospectus or otherwise incorporated by reference into this prospectus.
Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.
You should read this prospectus, the documents that we reference and incorporate by reference in this prospectus and the documents we have filed as exhibits to the Current Registration Statement and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

THE ASPIRE CAPITAL TRANSACTION
General
On June 11, 2018, we entered into the Purchase Agreement which provides that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital is committed to purchase up to an aggregate of $21.0 million of our shares of common stock over the approximately thirty-month term of the Purchase Agreement. Upon execution of the Purchase Agreement, Aspire Capital purchased 791,557 Initial Purchase Shares (39,578 shares on a post-Reverse Stock Split basis) for $1,200,000. Additionally, in consideration for entering into the Purchase Agreement, and concurrently with the execution of the Purchase Agreement, we issued to Aspire Capital 263,852 Commitment Shares (13,193 shares on a post-Reverse Stock Split basis) as a commitment fee. Concurrently with entering into the Purchase Agreement, we also entered into the Registration Rights Agreement, in which we agreed to file one or more registration statements, including the Current Registration Statement of which this prospectus is a part, as permissible and necessary to register under the Securities Act, the sale of the shares of our common stock that have been and may be issued to Aspire Capital under the Purchase Agreement.
Accordingly, on June 29, 2018, we filed the Initial Registration Statement to register the sale of up to 10,000,000 shares (500,000 shares on a post-Reverse Stock Split basis) of our common stock pursuant to the Purchase Agreement, including the Initial Purchase Shares, the Commitment Shares and 150,000 (7,500 shares on a post-Reverse Stock Split basis) additional shares of common stock that we have sold to Aspire Capital prior to the date hereof. The Initial Registration Statement was declared effective on July 16, 2018, and on July 18, 2018, we filed a prospectus supplement to the Initial Registration Statement.
When we entered into the Purchase Agreement, there were certain limitations placed on our ability to freely sell shares of our common stock to Aspire Capital, due to the rules of the Nasdaq Capital Market, on which our common stock was (and is currently) listed. Originally, the aggregate number of shares that we were able to issue to Aspire Capital under the Purchase Agreement, including the Initial Purchase Shares and the Commitment Shares, could in no case exceed 4,726,383 shares (236,319 shares on a post-Reverse Stock Split basis) of our common stock (which is equal to 19.99% of the common stock outstanding on the date of the Purchase Agreement) unless (i) shareholder approval was obtained to issue more, in which case the 4,726,383 (236,319 shares on a post-Reverse Stock Split basis) share limitation would not apply, or (ii) shareholder approval was not been obtained and at any time the 4,726,383 (236,319 shares on a post-Reverse Stock Split basis) share limitation was reached and at all times thereafter the average price paid for all shares issued under the Purchase Agreement (including the Initial Purchase Shares and the Commitment Shares) was equal to or greater than $1.62 ($32.40 on a post-Reverse Stock Split basis), referred to as the Minimum Price, a price equal to the consolidated closing bid price of our common stock on the date of the execution of the Purchase Agreement; provided that at no point in time shall Aspire Capital (together with its affiliates) beneficially own more than 19.99% of our common stock.
At our 2019 Annual Meeting of Stockholders, we submitted a proposal to our stockholders to remove the 19.99% limitation referenced above and approve the issuance of up to $21.0 million of shares of our common stock to Aspire Capital in accordance with Nasdaq Listing Rules 5635(b) and 5635(d), which was approved by our stockholders on May 16, 2019. We are now filing the Current Registration Statement, of which this prospectus forms a part, to register 5,000,000 additional shares that we may issue to Aspire Capital pursuant to the Purchase Agreement.
As of August 28, 2019, there were 7,157,639 shares of our common stock outstanding (3,988,943 shares held by non-affiliates), including the Commitment Shares, the Initial Purchase Shares and 150,000 (7,500 shares on a post-Reverse Stock Split basis) additional shares of common stock that we sold to Aspire Capital pursuant to the Purchase Agreement prior to the date hereof. If all of such 5,000,000 shares of our common stock offered hereby were issued and outstanding as of August 28, 2019, such shares would represent 41% of the total common stock outstanding or 56% of the non-affiliate shares of common stock outstanding as of August 28, 2019. The number of shares of our common stock ultimately offered for sale by Aspire Capital is dependent upon the number of shares purchased by Aspire Capital under the Purchase Agreement.
Pursuant to the Purchase Agreement and the Registration Rights Agreement, we are registering 5,000,000 of shares of our common stock under the Securities Act, which excludes the Initial Purchase Shares, the Commitment Shares and 150,000 (7,500 shares on a post-Reverse Stock Split basis) additional shares of common stock that we sold to Aspire Capital pursuant to the Purchase Agreement prior to the date hereof, which we may issue to Aspire Capital after the Current Registration Statement is declared effective under the Securities Act. All 5,000,000 shares of common stock are being offered pursuant to this prospectus. Under the Purchase Agreement, we have the right but not the obligation to issue more than the 5,000,000 shares of common stock included in this prospectus to Aspire Capital. As of the date hereof, we do not have any plans or intent to issue to Aspire Capital any shares of common stock in addition to the 5,000,000 shares of common stock offered hereby, other than the 439,729 shares that are registered on the Initial Registration Statement but have not yet been sold to Aspire Capital.
After the Securities and Exchange Commission has declared effective the Current Registration Statement of which this prospectus is a part, on any trading day on which the closing sale price of our common stock is not less than $1.00 per share, we have the right, in our sole discretion, to present Aspire Capital with a Purchase Notice, directing Aspire Capital (as principal) to purchase up to 7,500 shares of our common stock per business day, up to $21.0 million of our common stock in the aggregate over the term of the Purchase Agreement, at a Purchase Price calculated by reference to the prevailing market price of our common stock over the preceding 10-business day period (as more specifically described below); however, no sale pursuant to a Purchase Notice may exceed $500,000 per trading day.
In addition, on any date on which we submit a Purchase Notice to Aspire Capital for 7,500 Purchase Shares, we also have the right, in our sole discretion, to present Aspire Capital with a VWAP Purchase Notice directing Aspire Capital to purchase an amount of stock equal to up to 30% of the aggregate shares of our common stock traded on the Nasdaq Capital Market on the next trading day, subject to the VWAP Purchase Share Volume Maximum and the VWAP Minimum Price Threshold. The VWAP Purchase Price is calculated by reference to the prevailing market price of our common stock (as more specifically described below).
The Purchase Agreement provides that neither we nor Aspire Capital shall effect any sales under the Purchase Agreement on any purchase date where the closing sale price of our common stock is less than the Floor Price. There are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Aspire Capital. Aspire Capital has no right to require any sales by us, but is obligated to make purchases from us as we direct in accordance with the Purchase Agreement. There are no limitations on use of proceeds, financial or business covenants, restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement. Aspire Capital may not assign its rights or obligations under the Purchase Agreement. The Purchase Agreement may be terminated by us at any time, at our discretion, without any penalty or cost to us.

Purchase Of Shares Under The Common Stock Purchase Agreement
Under the common stock Purchase Agreement, on any trading day selected by us on which the closing sale price of our common stock exceeds $1.00 per share, we may direct Aspire Capital to purchase up to 7,500 shares of our common stock per trading day. The Purchase Price of such shares is equal to the lesser of:

•	the lowest sale price of our common stock on the purchase date; or

•	the arithmetic average of the three lowest closing sale prices for our common stock during the ten consecutive trading days ending on the trading day immediately preceding the purchase date.

In addition, on any date on which we submit a Purchase Notice to Aspire Capital for purchase of 7,500 shares, we also have the right to direct Aspire Capital to purchase an amount of stock equal to up to 30% of the aggregate shares of the our common stock traded on the Nasdaq Capital Market on the next trading day, subject to the VWAP Purchase Share Volume Maximum and the VWAP Minimum Price Threshold, which is equal to the greater of (a) 80% of the closing price of our common stock on the business day immediately preceding the VWAP Purchase Date or (b) such higher price as set forth by us in the VWAP Purchase Notice. The VWAP Purchase Price of such shares is the lower of:

•	the Closing Sale Price on the VWAP Purchase Date; or

•	97% of the volume-weighted average price for our common stock traded on the Nasdaq Capital Market:

o on the VWAP Purchase Date, if the aggregate shares to be purchased on that date have not exceeded the VWAP Purchase Share Volume Maximum or

o during that portion of the VWAP Purchase Date until such time as the sooner to occur of (i) the time at which the aggregate shares traded on the Nasdaq Capital Market exceed the VWAP Purchase Share Volume Maximum or (ii) the time at which the sale price of the Company’s common stock falls below the VWAP Minimum Price Threshold.
The Purchase Price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the trading day(s) used to compute the Purchase Price. We may deliver multiple Purchase Notices and VWAP Purchase Notices to Aspire Capital from time to time during the term of the Purchase Agreement, so long as the most recent purchase has been completed.

Minimum Share Price
Under the Purchase Agreement, neither we nor Aspire Capital may effect any sales of shares of our common stock under the Purchase Agreement on any trading day that the closing sale price of our common stock is less than $1.00 per share.

Events of Default
No sales are permitted to be made under the Purchase Agreement upon the occurrence of any of the following, among other, events of default:

•
the effectiveness of any registration statement that is required to be maintained effective pursuant to the terms of the Registration Rights Agreement between us and Aspire Capital lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to Aspire Capital for sale of our shares of common stock, and such lapse or unavailability continues for a period of ten consecutive business days or for more than an aggregate of thirty business days in any 365-day period, which is not in connection with a post-effective amendment to any such registration statement; in connection with any post-effective amendment to such registration statement that is required to be declared effective by the SEC such lapse or unavailability may continue for a period of no more than 40 consecutive business days;

•	the suspension from trading or failure of our common stock to be listed on our principal market for a period of three consecutive business days;

•
the delisting of our common stock from our principal market, provided our common stock is not immediately thereafter trading on the New York Stock Exchange, the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Select Market, the Nasdaq Global Market, the OTB Bulletin Board or the OTCQB marketplace or OTCQX marketplace of the OTC Markets Group;

•
our transfer agent’s failure to issue to Aspire Capital shares of our common stock which Aspire Capital is entitled to receive under the Purchase Agreement within five business days after an applicable purchase date;

•
any breach by us of the representations or warranties or covenants contained in the Purchase Agreement or any related agreements which could have a material adverse effect on us, subject to a cure period of five business days;

•	if we become insolvent or are generally unable to pay our debts as they become due; or

•	any participation or threatened participation in insolvency or bankruptcy proceedings by or against us.

Our Termination Rights

The Purchase Agreement may be terminated by us at any time, at our discretion, without any penalty or cost to us.

No Short-Selling or Hedging by Aspire Capital
Aspire Capital has agreed that neither it nor any of its agents, representatives and affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders
The Purchase Agreement does not limit the ability of Aspire Capital to sell any or all of the 5,000,000 shares of common stock registered in this offering or on the Initial Registration Statement. It is anticipated that shares registered in this offering will be sold over a period of the approximately thirty-month term of the Purchase Agreement. The sale by Aspire Capital of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and/or to be highly volatile. Aspire Capital may ultimately purchase all or only some of the 5,000,000 shares of common stock registered in this offering. After it has acquired such shares, it may sell all, some or none of such shares. Therefore, sales to Aspire Capital by us pursuant to the Purchase Agreement also may result in substantial dilution to the interests of other holders of our common stock. However, we have the right to control the timing and amount of any sales of our shares to Aspire Capital and the Purchase Agreement may be terminated by us at any time at our discretion without any penalty or cost to us.

Percentage of Outstanding Shares after Giving Effect to the Purchased Shares Issued to Aspire Capital
In connection with entering into the Purchase Agreement, we authorized the sale to Aspire Capital of up to $21.0 million of our shares of common stock. However, we estimate that we will sell no more than the 5,000,000 shares offered hereby to Aspire Capital under the Purchase Agreement, in addition to any shares that are registered and remain available for issuance under the Initial Registration Statement. Subject to any required approval by our board of directors, we have the right but not the obligation to issue more than the 5,000,000 shares included in this prospectus to Aspire Capital and the 439,729 shares that are registered and remain available for issuance under the Initial Registration Statement. The number of shares ultimately offered for sale by Aspire Capital in this offering is dependent upon the number of shares purchased by Aspire Capital under the Purchase Agreement. The following table sets forth the number and percentage of outstanding shares to be held by Aspire Capital after giving effect to the sale of shares of common stock issued to Aspire Capital hereunder at varying purchase prices (excluding any shares that may be issued to Aspire Capital under the Initial Registration Statement, and any shares that have been previously issued to Aspire Capital):

Assumed Average Purchase Price	Proceeds from the Sale of Shares to Aspire Capital Under the Purchase Agreement Registered in this Offering	Number of Shares to be Issued in this Offering at the Assumed Average Purchase Price	Percentage of Outstanding Shares After Giving Effect to the Purchased Shares Issued to Aspire Capital (1)

$1.00	$5,000,000	5,000,000	42%
$1.50	$7,500,000	5,000,000	42%
$2.50	$12,500,000	5,000,000	42%
$5.00	$19,700,000	3,940,000	36%
$10.00	$19,700,000	1,970,000	22%

(1)
The denominator is based on 7,157,639 shares outstanding as of August 28, 2019, which includes the 60,271 shares previously issued to Aspire Capital pursuant to the Purchase Agreement and the number of shares set forth in the adjacent column which we would have sold to Aspire Capital. The numerator is based on the number of shares which we may issue to Aspire Capital under the Purchase Agreement (that are the subject of this offering) at the corresponding assumed purchase price set forth in the adjacent column.

USE OF PROCEEDS
This prospectus relates to shares of our common stock that may be offered and sold from time to time by Aspire Capital. We will not receive any proceeds upon the sale of shares by Aspire Capital. However, we may receive an aggregate of $21.0 million in gross proceeds from the sale of shares under the Purchase Agreement to Aspire Capital. The proceeds will be used to fund future commercial operations and advance our research and development activities and for working capital and general corporate purposes. This anticipated use of net proceeds from the sale of our common stock to Aspire Capital under the Purchase Agreement represents our intentions based upon our current plans and business conditions.

SELLING STOCKHOLDER
The selling stockholder may from time to time offer and sell any or all of the shares of our common stock set forth below pursuant to this prospectus. When we refer to the “selling stockholder” in this prospectus, we mean the entity listed in the table below, and its respective pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling stockholder’s interests in shares of our common stock other than through a public sale.
The following table sets forth, as of the date of this prospectus, the name of the selling stockholder for whom we are registering shares for sale to the public, the number of shares of common stock beneficially owned by the selling stockholder prior to this offering, the total number of shares of common stock that the selling stockholder may offer pursuant to this prospectus and the number of shares of common stock that the selling stockholder will beneficially own after this offering. Except as noted below, the selling stockholder does not have, or within the past three years has not had, any material relationship with us or any of our predecessors or affiliates and the selling stockholder is not or was not affiliated with registered broker-dealers.
Based on the information provided to us by the selling stockholder, assuming that the selling stockholder sells all of the shares of our common stock beneficially owned by it that have been registered by us and does not acquire any additional shares during the offering, the selling stockholder will not own any shares other than those appearing in the column entitled “Beneficial Ownership After This Offering.” We cannot advise you as to whether the selling stockholder will in fact sell any or all of such shares of common stock. In addition, the selling stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, after the date on which it provided the information set forth in the table below.

			Beneficial Ownership After this Offering (1)
Name	Shares of Common Stock Owned Prior to this Offering	Shares of Common Stock Being Offered	Number of Shares	% (2)
Aspire Capital Fund, LLC (3)	60,271 (4)	5,000,000	5,060,271	42%
_____________________________

(1)
Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholder is under no obligation known to us to sell any shares of common stock at this time.

(2)	Based on 7,157,639 shares of common stock outstanding on August 28, 2019.

(3)
Aspire Capital Partners LLC, or Aspire Partners, is the Managing Member of Aspire Capital Fund LLC, or Aspire Fund. SGM Holdings Corp, or SGM, is the Managing Member of Aspire Partners. Mr. Steven G. Martin is the president and sole shareholder of SGM, as well as a principal of Aspire Partners. Mr. Erik J. Brown is the president and sole shareholder of Red Cedar Capital Corp, or Red Cedar, which is a principal of Aspire Partners. Mr. Christos Komissopoulos is president and sole shareholder of Chrisko Investors Inc., or Chrisko, which is a principal of Aspire Partners. Mr. William F. Blank, III is president and sole shareholder of WML Ventures Corp., or WML Ventures, which is a principal of Aspire Partners. Each of Aspire Partners, SGM, Red Cedar, Chrisko, WML Ventures, Mr. Martin, Mr. Brown, Mr. Komissopoulos and Mr. Blank may be deemed to be a beneficial owner of common stock held by Aspire Fund. Each of Aspire Partners, SGM, Red Cedar, Chrisko, WML Ventures, Mr. Martin, Mr. Brown, Mr. Komissopoulos and Mr. Blank disclaims beneficial ownership of the common stock held by Aspire Fund.

(4)
As of the date hereof, 60,271 shares of our common stock have been acquired by Aspire Capital under the Purchase Agreement, consisting of the Initial Purchase Shares, the Commitment Shares and 7,500 additional shares of common stock sold to Aspire Capital prior to the date hereof. We may elect in our sole discretion to sell to Aspire Capital up to an additional 5,000,000 shares under the Purchase Agreement but Aspire Capital does not presently beneficially own those shares as determined in accordance with the rules of the SEC. For purposes of this table, we have assumed that no additional shares of common stock will be issued to Aspire Capital under the Initial Registration Statement.

MARKET PRICE OF OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS
Our common stock has traded on the Nasdaq Capital Market since our public offering in March 2017 under the symbol “VLRX.” From April 18, 2016 to March 23, 2017, our common stock was quoted on the OTCQB Marketplace. Our common stock has, from time to time, traded on a limited, sporadic and volatile basis.
The closing price of our common stock on August 29, 2019 was $1.85 per share. As of August 28, 2019, we had approximately 44 record holders of our common stock. Because many of our shares are held by brokers and other institutions on behalf of stockholders, we are unable to estimate the total number of individual stockholders represented by these record holders.

DIVIDEND POLICY
We have never paid cash dividends on our common stock in the past and we currently anticipate that no cash dividends will be paid on common stock in the foreseeable future. We expect as of the date hereof to retain any future earnings to fund the operation and expansion of our business.

PLAN OF DISTRIBUTION
The common stock offered by this prospectus is being offered by Aspire Capital, the selling stockholder. The common stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters who may act solely as agents;

•	“at the market” into an existing market for the common stock;

•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.
The selling stockholder may transfer the shares of common stock by other means not described in this prospectus.
Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. Aspire Capital has informed us that each such broker-dealer will receive commissions from Aspire Capital which will not exceed customary brokerage commissions.
Aspire Capital is an “underwriter” within the meaning of the Securities Act.
Neither we nor Aspire Capital can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between Aspire Capital, any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling stockholder, and any other required information.
We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have agreed to indemnify Aspire Capital and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Aspire Capital has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Aspire Capital specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.
Aspire Capital and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the Purchase Agreement.
We have advised Aspire Capital that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered by this prospectus.
We may suspend the sale of shares by Aspire Capital pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.
This offering will terminate on the date that all shares offered by this prospectus have been sold by Aspire Capital.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE
Directors and Executive Officers
Below are the names of and certain information regarding our executive officers and directors as of the date of this prospectus:

Name	Age	Position
John E. Timberlake	55	Chief Executive Officer, President and Director
Erick J. Lucera	51	Chief Financial Officer
Mark Conley	57	Vice President, Corporate Controller and Treasurer
Geoffrey Jenkins	67	Executive Vice President, Manufacturing, Operations and Research & Development
Matthew Nguyen	50	Chief Commercial Officer
Joseph Saldanha	54	Chief Business Officer
Joe Mandato, D.M.	75	Director
Luke Düster	44	Director
Katherine D. Crothall, Ph.D.	70	Director
Rodney Altman, M.D.	56	Director
Peter Devlin	51	Director, Chair
Brian K. Roberts	48	Director
Executive officers are appointed by the Board of Directors and serve at its pleasure.
The principal occupation and business experience during at least the past five years for our executive officers and directors is as follows:
John E. Timberlake has served as our Chief Executive Officer, President and a member of our board of directors since February 2016, prior to which he served as President and Chief Commercial Officer since August 2008. Before becoming Chief Executive Officer and President and Chief Commercial Officer, Mr. Timberlake was a General Manager with our company from September 2006 to August 2008. Prior to joining Valeritas, Mr. Timberlake held positions of increasing responsibility from 1991 to 2006 at Sanofi-Aventis (now Sanofi), with his last role as Vice President of Diabetes Marketing, where he was responsible for the diabetes franchise in the United States, including the brands Lantus, Apidra and Amaryl. Prior to Sanofi, Mr. Timberlake was a manager with Deloitte & Touche LLP, from 1986 to 1991, and was both a Certified Management Accountant and a Certified Public Accountant. He earned a B.S. in Accounting at Northwest Missouri State University, an M.S. in Management from Purdue University and an M.B.A. from NEOMA Business School (f/k/a E.S.C. Rouen) in France. Mr. Timberlake is qualified to serve as a director because of his role with us, and his extensive operational knowledge of, and executive level management experience in, the biopharmaceutical and medical technology industries.
Erick J. Lucera has served as our Chief Financial Officer since August 2016. Since August 2017 Mr. Lucera has served as a member of the board of directors as chairman of the audit committee of AIT Therapeutics. From April 2015 to August 2016, Mr. Lucera served as the Chief Financial Officer, Treasurer and Secretary of Viventia Bio Inc., a late-stage oncology company. From December 2012 to April 2015, he served as Vice President, Corporate Development at Aratana Therapeutics, Inc., a specialty pharmaceutical company focused on companion animals. He served as Vice President, Corporate Development at Sunshine Heart, Inc. a medical device company from March 2012 to December 2012. Mr. Lucera served as Vice President, Healthcare Analyst at Eaton Vance Management, a global asset manager, from February 2008 to November 2011. Mr. Lucera also held various positions at Intrepid Capital Partners, Independence Investment Associates, LLC and Price Waterhouse & Co. from 1990 to 2008. Mr. Lucera earned a C.P.H. from Harvard University in 2001, an M.S.F. from Boston College in 1999, an M.B.A. from Indiana University in 1995 and a Bachelor's Degree in Accounting from The University of Delaware in 1990. Mr. Lucera currently holds a CFA designation. Mr. Lucera previously held CMA and CPA designations, both of which are expired.
Mark Conley has served as our Vice President, Corporate Controller and Treasurer since February 2016, prior to which he served as our Director of Financial Planning & Analysis since joining Valeritas in August 2012. Mr. Conley was Global Finance Director of the radiation instrumentation business at Thermo Fisher Scientific from 2007 to 2012. In addition, he served at Iron Mountain, Inc. as Vice President, Financial Planning & Analysis from 2005 to June 2007 and Division Controller from 1998 to 2004, as Chief Financial Officer and Controller at HoltraChem Group from 1996 to 1998 and in successive financial leadership roles including Operations Controller at Haemonetics Corporation from 1991 to 1996. Mr. Conley earned a B.S. in Accounting from Oklahoma State University, an M.B.A. from Bryant College, and is a Certified Public Accountant.
Geoffrey Jenkins has served as our Executive Vice President, Manufacturing, Operations and Research & Development since he joined Valeritas in April 2009. Mr. Jenkins was Vice President of Worldwide Operations for Inverness Medical, a healthcare technology company, from 2005 to 2009. From 2000 to 2005, he was President and Founding Partner of UV-Solutions, LLC, a healthcare technology company, and from 1997 to 1999 he was Chief Operating Officer of MDI Instruments, Inc., a healthcare technology company. Mr. Jenkins was also Corporate Vice President of Operations of MediSense, Inc. from 1991 to 1997. Prior to becoming Corporate Vice President of Operations, he held various other positions in Operations and Engineering Management with MediSense from 1984 to 1991. Mr. Jenkins earned a B.A. and a B.S. from Clarkson University.
Matthew Nguyen has served as our Chief Commercial Officer since December 2016. Mr. Nguyen served as our Sr. Vice President, Commercial from February 2016 to December 2016 and as our Vice President for Integrated Healthcare Management since joining Valeritas in September 2006. Mr. Nguyen was a New Business Development Director for Janssen, LP, a division of Johnson & Johnson, from 2005 to 2006. He served as head of health economics research for metabolism, new product marketing, and head of analytics and commercial effectiveness for the CNS business unit at Sanofi from 2000 to 2005. Mr. Nguyen earned a B.S. in Pharmacy and a Doctor of Pharmacy from the Philadelphia College of Pharmacy and Science. He also completed a Fellowship in Health Economics and Outcomes Research in conjunction with Thomas Jefferson University Hospital and Janssen Pharmaceutical, Inc. and earned an M.B.A. from Rutgers University in New Jersey.
Joseph Saldanha has served as our Chief Business Officer since January 2018. From April 2016 to July 2017, Mr. Saldanha served as Vice President, Marketing and Business Development of MannKind Corporation. From January 2012 to May 2015, Mr. Saldanha was the General Manager, JULPHAR Diabetes for Gulf Pharmaceutical Industries. Mr. Saldanha has also worked on the Aventis-Pfizer partnership for Exubera and for Sanofi and its predecessors from 2001 to 2008, launching Actonel for osteoporosis in the U.S., and for Lantus in international markets from Paris. Prior to that, from 2008 to 2010, Mr. Saldanha worked in business development at Johnson and Johnson Diabetes, where he helped bring both LifeScan for self-monitoring blood glucose and Animas for insulin pumps to the market. Mr. Saldanha also worked in the United Arab Emirates in a general management role with responsibility for insulin API, diabetes orals and injectables, and distribution of Dexcom CGM for the Middle-Eastern markets from 2012 to 2015. Mr. Saldanha earned a Bachelor of Science degree from Drexel University and a Master of Science degree from the University of Pennsylvania, both in Philadelphia.
Joe Mandato, D.M. has served as a member of our board of directors since December 2016. Since March 2003, Dr. Mandato has served as a managing director of DeNovo Ventures, a venture capital firm focused on life sciences. Prior to DeNovo Ventures, Dr. Mandato held top leadership positions at Ioptex, Confer Software, Gynecare and Origin Medsystems. Dr. Mandato also served as a member of the Board of Directors of AxoGen Corporation from February 2006 until its merger with and into AxoGen, Inc. in September 2011, and then served on the Board of AxoGen, Inc. until September 2016. Dr. Mandato served as a member of the Board of Directors of Hansen Medical, Inc. from August 2006 until February 2012. Dr. Mandato received a doctorate in management from Case Western Reserve University, and now serves on its Board of Trustees. Dr.

Mandato also holds the Carlo Rossi Chair in Entrepreneurship and Management at the University of San Francisco, is a Lecturer at Stanford University and has served as a Fellow in the Harvard University Advanced Leadership Initiative. Additionally, Dr. Mandato currently serves on the boards of both the Embrace Global and Save the Children organizations. Dr. Mandato is qualified to serve as a director because of his extensive work in the healthcare industry and his venture capital experience.
Luke Düster has served as a member of our board of directors since January 2016. Since 2009, Mr. Düster served as managing director at Capital Royalty Group, a healthcare-focused investment firm. Mr. Düster was at Harris Williams & Co., an investment firm, from 2004 to 2009, where he served as Vice President. Mr. Düster also held investment banking roles at the Wallach Company, a regional investment banking boutique, from 2000 to 2002, and at the Nord Companies, a healthcare advisory firm, from 1998 to 2000. Mr. Düster received his B.S. summa cum laude from the University of Colorado at Boulder and an M.B.A. with honors from the Wharton School at the University of Pennsylvania. Mr. Düster is qualified to serve as a director because of his significant experience working with companies backed by private equity investors, particularly in the healthcare industry, as well as his experience with healthcare investing.
Katherine D. Crothall, Ph.D. has served as a member of our board of directors since October 2016. Since 2010, Dr. Crothall has served as President, CEO and Chairman of the Board of Aspire Bariatrics, a company committed to providing safe and effective treatments for obesity to patients worldwide. Dr. Crothall was a Principal at Liberty Venture Partners, a venture capital firm, from 2006 until November 2010. Dr. Crothall was Founder, President and CEO of Animas Corporation, a manufacturer of insulin infusion pumps, from its inception to its acquisition by Johnson & Johnson Corporation in 2006. Dr. Crothall was also the Founder, President and CEO of two other medical device companies, Luxar Corporation, which was sold to ESC Medical, and Laakmann Electro-Optics, which was sold to Johnson & Johnson. Dr. Crothall continued running Laakmann Electro-Optics for five years post-acquisition. Dr. Crothall received her B.S. from the University of Pennsylvania and her Ph.D. from the University of Southern California, both in Electrical Engineering. She holds over twenty patents and is the recipient of the Ernst & Young Entrepreneur of the Year Award and the Greater Philadelphia Raymond Rafferty Entrepreneurial Excellence Award. Dr. Crothall is a director of Adhezion BioMedical and Xanitos, Inc. She also sits on the Board of Overseers of the School of Engineering and Applied Sciences at the University of Pennsylvania. Dr. Crothall is qualified to serve as a director because of her extensive clinical and business experience, specifically in the healthcare industry.
Rodney Altman, M.D. has served as a member of our board of directors since April 2016. Since June 2016, Dr. Altman has been a member of the board of directors of Milestone Pharmaceuticals and Thrasos Pharmaceuticals in his capacity as an advisor to Business Development Bank of Canada. Since 2011, he has been an Advisor and beginning in March 2016 he has been a Managing Director at Spindletop Capital, a private equity and venture capital firm. Prior to joining Spindletop Capital, he was Regional Medical Director at TeamHealth, an American hospital staffing firm. Dr. Altman was a senior partner at a venture capital firm, CMEA Capital, LLC, from 2006 to 2011, where he built and managed the firm's medical device practice. Dr. Altman has also held investing roles at other venture funds including Aphelion Capital, LLC, Piper Jaffray Ventures, and TVM Techno Venture Management. Dr. Altman received his medical degree from McGill University and an M.B.A. with honors from the University of Chicago, Booth School of Business. Dr. Altman is qualified to serve as a director because of his extensive clinical and venture capital experience.
Peter Devlin has served as a member of our board of directors since April 2016. Since September 2014, Mr. Devlin has served as a consultant for various life sciences and investment companies. From August 2009 to September 2014, Mr. Devlin was the Chief Commercial Officer at Insulet Corporation, a tubeless insulin pump technology company. Mr. Devlin held several leadership roles at Abbott Laboratories, Inc. From February 2008 to July 2009, he served as Divisional Vice President of Abbott's Global Strategic Marketing in the diabetes care unit, prior to which he served as General Manager, Hospital & Government in the diabetes care unit from December 2006 to February 2008, and prior to which he served as Director of Abbott's Canadian diabetes unit from September 2003 to December 2006. Mr. Devlin received his Bachelor of Science degree from the University of Massachusetts. Mr. Devlin is qualified to serve as a director because of his extensive business experience in the field of diabetes.
Brian K. Roberts has served as a member of our board of directors and as chairman of the audit committee since July 2016. Mr. Roberts currently serves as chief financial officer of Tarveda Therapeutics and serves as a member of the board of directors and audit chairman of ViewRay. Most recently he served as the chief operating and financial officer of Avedro, Inc., a privately held biotechnology company leading the organization through FDA approval, manufacturing readiness and commercial launch of its lead combination drug and medical device product. Prior to Avedro, he served as CFO for Insulet Corporation, a tubeless insulin pump technology company. Under his supervision, Insulet grew from approximately $30 million to nearly $300 million in revenue, achieved operating profitability and increased its market capitalization to over $2 billion. Previously, Mr. Roberts served as CFO for Jingle Networks, a leader in mobile voice-ad services that was acquired by Marchex, and as CFO for Digitas, which was sold for $1.3 billion to Publicis Groupe. He holds a Bachelor of Science in accounting and finance from Boston College, is a certified public accountant, and served as an auditor with Ernst & Young LLP. Mr. Roberts is qualified to serve as a director because of his extensive business experience and financial and accounting insight.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the applicable table below are deemed beneficially owned by the holders of such options and warrants and are deemed outstanding for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of ownership of any other person. Subject to community property laws, where applicable, the persons or entities named in the tables below have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.
The following table sets forth information with respect to the beneficial ownership of our common stock as of August 28, 2019, or the Determination Date, by (i) each stockholder known by us to be the beneficial owner of more than 5% of our common stock (our only classes of voting securities), (ii) each of our directors and executive officers, and (iii) all of our directors and executive officers as a group. To the best of our knowledge, except as otherwise indicated, each of the persons named in the table has sole voting and investment power with respect to the shares of our common stock beneficially owned by such person, except to the extent such power may be shared with a spouse. To our knowledge, none of the shares listed below are held under a voting trust or similar agreement, except as noted.
Unless otherwise indicated in the following table, the address for each person named in the table is c/o Valeritas Holdings, Inc., 750 Route 202 South, Suite 600, Bridgewater, NJ 08807.

Name and address of beneficial owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned(1)
5% and Greater Stockholders
Capital Royalty L.P.(2)	1,884,292	25.87%
1000 Main St. Suite 2500 Houston, TX 77002
Armistice Capital, LLC (3)	1,060,000	14.81%
510 Madison Avenue, 7th Floor
New York, NY 10022
UBS Group AG (4)	773,843	10.81%
Bahnhofstrasse 45, Zurich, Switzerland V8 Ch-8001
Alyeska Invesment Group L.P. (5)	651,924	9.11%
77 West Wacker Drive 7th Floor Chicago, IL 60601
Named Executive Officers and Directors
John E. Timberlake (6)	18,321	*
Matt Nguyen (7)	6,881	*
Erick Lucera (8)	3,674	*
Geoffrey Jenkins (9)	11,506	*
Joseph Saldanha (10)	1,250	*
Luke Düster	—	*
1000 Main St. Suite 2500 Houston, TX 77002
Rodney Altman, M.D.(11)	1,668	*
Peter Devlin (12)	3,818	*
Brian Roberts(13)	1,708	*
Joe Mandato, D.M.(14)	9,168	*
Katherine Crothall, Ph.D.(15)	1,668	*
All of our directors and executive officers as a group (12 Persons)	59,662	*
* Less than 1%

(1)
Percentage ownership is based on 7,157,639 shares of common stock outstanding as of the Determination Date, together with securities exercisable or convertible into shares of common stock within 60 days after the Determination Date, for each shareholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

(2)
Includes (a) 240,064 shares of common stock, 273,648 shares of Series A Convertible Preferred Stock ("Preferred Stock"), convertible into 13,682 shares of common stock, and 4,224,605 Series A warrants, exercisable for 211,230 shares of common stock held by Capital Royalty Partners II L.P. (“Capital Royalty Partners II”), (b) 73,788 shares of common stock, 96,705 shares of Preferred Stock, convertible into 4,835 shares of common stock, and 1,264,997 Series A warrants, exercisable for 63,249 shares of common stock held by Capital Royalty Partners II (Cayman) L.P. (“Capital Royalty Partners Cayman”), (c) 403,606 shares of common stock, 306,397 shares of Preferred Stock, convertible into 15,319 shares of common stock, and 7,427,065 Series A warrants exercisable for 371,353 shares of common stock held by Capital Royalty Partners II Parallel Fund “A” L.P. (“Capital Royalty Partners A”), (d) 238,519 shares of common stock, 1,323,000 shares of Preferred Stock, convertible into 66,150 shares of common stock, and 2,083,333 Series A warrants, exercisable for 104,166 shares of common stock held by Capital Royalty Partners II Parallel Fund “B” (Cayman) L.P. (“Capital Royalty Partners B”), and (e) 53,319 shares of common stock and 500,250 shares of Preferred Stock, convertible into 25,012 shares of common stock held by Parallel Investment Opportunities Partners II, L.P. (“Parallel Partners”). Capital Royalty Partners II, Capital Royalty Partners Cayman, Capital Royalty Partners A, Capital Royalty Partners B, and Parallel Partners are indirectly wholly owned by Capital Royalty L.P. (“Capital Royalty”). As the sole and managing member of Capital Royalty, Charles Tate may be deemed to beneficially own such shares of common stock held by Capital Royalty Partners II, Capital Royalty Partners Cayman, Capital Royalty Partners A, Capital Royalty Partners B, and Parallel Partners.

(3)
Consists of 1,060,000 shares of common stock held by Armistice Capital Master Fund Ltd. Steven Boyd is the managing member of Armistice Capital, LLC and disclaims beneficial ownership of the shares of common stock, except to the extent of his pecuniary interest therein.

(4)	Consists of 773,843 shares of common stock held by UBS Group AG directly and on behalf of certain subsidiaries.

(5)
Includes (a) 304,424 shares of common stock and (b) 6,950,000 Series A warrants exercisable for 347,500 shares of common stock. Alyeska Investment Group, L.P. is a registered investment advisor under Section 203 of the Investment Advisers Act of 1940, as amended, Alyeska Fund GP, LLC serves as the General Partner and control person of Alyeska Master Fund, L.P., and Alyeska Fund 2 GP, LLC serves as the General Partner and control person of Alyeska Master Fund 2, L.P. Anand Parekh is the Chief Executive Officer and control person of Alyeska Investment Group, L.P., and as such, may be deemed to beneficially own such shares of common stock and warrants to purchase shares of common stock held by Alyeska Investment Group, L.P. The Series A warrants contain a blocker provision under which the holder can only exercise the warrants to the extent that the holder and its affiliates would beneficially own a maximum of 4.99% of our common stock (subject to the election by the holder, prior to the date of issuance of the warrants, to adjust the blocker to 9.99%).

(6)	Consists of 5,960 shares of common stock and 12,361 shares of common stock underlying options that are vested and exercisable within 60 days of the Determination Date.

(7)	Consists of 2,213 shares of common stock and 4,668 shares of common stock underlying options that are vested and exercisable within 60 days of the Determination Date.

(8)	Consists of 225 shares of common stock and 3,449 shares of common stock underlying options that are vested and exercisable within 60 days of the Determination Date.

(9)	Consists of 3,045 shares of common stock and 8,461 shares of common stock underlying options that are vested and exercisable within 60 days of the Determination Date.

(10)	Represents 1,250 shares of common stock underlying options that are vested and exercisable within 60 days of the Determination Date.

(11)	Represents 1,668 shares of common stock underlying options that are vested and exercisable within 60 days of Determination Date.

(12)	Consists of 2,150 shares of common stock and 1,668 shares of common stock underlying options that are vested and exercisable with 60 days of the Determination Date.

(13)	Consists of 40 shares of common stock and 1,668 shares of common stock underlying options that are vested and exercisable within 60 days of the Determination Date.

(14)	Consists of 7,500 shares of common stock and 1,668 shares of common stock underlying options that are vested and exercisable within 60 days of the Determination Date.

(15)	Represents 1,668 shares of common stock underlying options that are vested and exercisable within 60 days of the Determination Date.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS
SEC rules require us to disclose any transaction since January 1, 2016 or currently proposed transaction in which we are a participant in which the amount involved exceeded or will exceed $120,000 and in which any related person has or will have a direct or indirect material interest. A related person is any executive officer, director, nominee for director, or holder of 5% or more of our common stock, or an immediate family member of any of those persons.
The following is a description of transactions since January 1, 2016, in which we were a party and the amount involved exceeded or will exceed $120,000, and in which any of our executive officers, directors, or holders of more than 5% of any class of our voting securities, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or amounts that would be paid or received, as applicable, in arm’s-length transactions with unrelated third parties.

Capital Royalty Group Term Loan
On May 23, 2013, we entered into a $50.0 million term loan with Capital Royalty, or the Term Loan, structured as a senior secured loan with a six-year term. The Term Loan is secured by substantially all of our assets, including our material intellectual property. The Term Loan bears interest at 11% per annum and compounds annually. Until the third anniversary of the Term Loan, we had the option to pay quarterly interest of 7.5% in cash and 3.5% payment-in-kind or PIK interest which is added to the aggregate principal amount of the Term Loan on the last day of each quarter. Thereafter, interest on the Term Loan was payable only in cash. The Term Loan contained a minimum revenue covenant, which was $50.0 million for 2015.
Certain events of default that occurred led us to enter into a series of forbearance agreements with Capital Royalty. The initial forbearance agreement was entered on May 18, 2015 and has subsequently been amended five times. The forbearance agreements, as amended entered in 2015, contained a number of terms and conditions in exchange for Capital Royalty’s agreement to forbear. The forbearance agreement imposed an interest rate at the default interest rate of 15% per annum and a prepayment premium of 4% on the aggregate outstanding balance on the date of the repayment. As of December 31, 2015, the parties deferred the forbearance expiration date again to January 22, 2016.
On January 22, 2016, we amended the forbearance agreement to extend the forbearance period to March 31, 2016. As part of the terms within the forbearance agreement, dated January 29, 2016, we issued warrants to Capital Royalty exercisable into 16,000,000 shares of private company Series AB Preferred Stock of the private company at $1.25 per share. On March 25, 2016, we amended forbearance agreement to extend the expiration of the forbearance period to April 30, 2016 and included a number of events that could trigger an earlier expiration of the forbearance agreement.
Concurrently with the closing of the 2016 Merger on May 3, 2016, we restructured the Term Loan and executed a forbearance termination agreement whereby the forbearance agreement was terminated. Capital Royalty converted its outstanding accrued interest and prepayment premium of $16.5 million into 8,609,824 shares of private company Series AB preferred stock and 232,492 shares of private company common stock. The private company Series AB shares were then converted into 102,697 of our common stock upon the 2016 Merger and all private company common shares were canceled upon the 2016 Merger. The principal balance was restated as $50.0 million with interest rate charged at 11% per annum, which is PIK interest through June 30, 2018 and then both PIK and cash interest thereafter. The restructured Term Loan requires quarterly interest payments during the term of the loan, which are set to commence on June 30, 2018. The repayment of principal on amounts borrowed under the Term Loan is scheduled to be completed on March 31, 2021.
On February 9, 2017, we entered into an agreement with Capital Royalty to, among other things, reduce the amount required by this liquidity covenant to $2.0 million. The minimum cash balance covenant would, however, revert back to $5.0 million if we were not able to consummate an underwritten public offering with gross proceeds of at least $40.0 million prior to December 31, 2017. The company satisfied this requirement with the public offering in March 2017. In addition to the reduction of the amount required by the liquidity covenant, the agreement also extended the time until the initial required cash interest payments by one year to June 30, 2019 from June 30, 2018 and extended the deadline for full payment under the agreement to March 31, 2022 from March 31, 2021,
On February 14, 2017, we entered into an agreement with Capital Royalty and WCAS Capital Partners IV, L.P., or WCAS, whereby, upon completion of an underwritten public offering with gross proceeds of at least $40.0 million prior to December 31, 2017, approximately $27.5 million of the outstanding principal amount of our debt, including the Term Loan, would convert into shares of our to-be-created Series A Convertible Preferred Stock, at a price set forth in the executed definitive documents. On March 22, 2017, the debt was converted into an aggregate of 2,750,000 shares of our Series A Preferred Stock.

Debt Conversion
On February 14, 2017, we entered into an agreement with Capital Royalty and WCAS Capital Partners IV, L.P., or WCAS, whereby, upon completion of an underwritten public offering with gross proceeds of at least $40.0 million prior to December 31, 2017, approximately $27.5 million of the outstanding principal amount of our debt, including the Term Loan, would convert into shares of our to-be-designated Series A Convertible Preferred Stock, at a price set forth in the executed definitive documents. On March 22, 2017, the debt was converted into an aggregate of 2,750,000 shares of our Series A Convertible Preferred Stock.

March 2017 Public Offering
Certain of our shareholders, including entities affiliated with CRG, purchased an aggregate of 200,000 shares of our common stock in our March 2017 public offering at the public offering price of $200.00 per share.

WCAS Capital Partners Note Payable
In 2011, concurrently with the issuance of Series C Preferred Stock, we issued a $5.0 million senior subordinated note, or the WCAS Note, to WCAS. Amounts due under the WCAS Note originally bore interest at 10% per annum, payable semi-annually. On May 23, 2013, the WCAS Note was amended such that the note bore interest at 12% per annum, and all interest accrues as compounded PIK interest and is added to the aggregate principal amount of the loan semi-annually. The then outstanding principal amount of the WCAS Note, including accrued PIK interest, is due in full in September 2021.
Concurrently with the closing of the 2016 Merger, we restructured the WCAS Note. WCAS converted its outstanding accrued interest and fees of $2.1 million to 1,660,530 shares of private company Series AB preferred stock, which were then converted into 19,810 shares of our common stock upon closing of the 2016 Merger.
The principal balance was restated as $5.0 million with 10% per annum payable entirely as PIK interest and debt maturity date set at September 8, 2021. No interest payments are required during the term of the loan. The principal balance and any interest accrued during the term of the loan are due on the maturity date.

November 2018 Public Offering
Certain of our shareholders, including entities affiliated with CRG, participated in our November 2018 public offering, in which they purchased shares of our common stock and warrants to purchase shares of our common stock from the underwriters in the public offering, but such shareholder participation was voluntary and not pursuant to any formal or informal arrangement with our company.

Registration Rights Agreement
We entered into a registration rights agreement on February 14, 2017, with WCAS and Capital Royalty. This agreement provides for certain rights relating to the registration of the shares of common stock issuable upon the conversion of our Series A Convertible Preferred Stock held by WCAS and Capital Royalty.

Indemnification Agreements
We have entered into indemnification agreements with each of our directors. These agreements, among other things, require us to indemnify each director (and in certain cases their related venture capital funds) to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director.

Policies and Procedures for Related Person Transactions
Our board of directors has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 in any fiscal year and a related person had, has or will have a direct or indirect material interest, including without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

DESCRIPTION OF CAPITAL STOCK
We have authorized capital stock consisting of 300,000,000 shares of common stock, par value $0.001 per share and 50,000,000 shares of preferred stock, par value $0.001 per share. As of June 30, 2019, we had 5,988,616 shares of common stock issued and 5,988,224 shares of common stock outstanding, and 2,750,000 shares of preferred stock issued and outstanding, which are convertible into 137,500 shares of common stock.
Common Stock
The holders of outstanding shares of common stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends at such times and in such amounts as our board of directors from time to time may determine. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. There is no cumulative voting of the election of directors then standing for election. The common stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors. Each outstanding share of common stock is duly and validly issued, fully paid and non-assessable.
Preferred Stock
Shares of preferred stock may be issued from time to time in one or more series, each of which will have such distinctive designation or title as shall be determined by our Board of Directors prior to the issuance of any shares thereof. Preferred stock will have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of preferred stock as may be adopted from time to time by our board of directors prior to the issuance of any shares thereof. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of our capital stock entitled to vote generally in the election of the directors, voting together as a single class, without a separate vote of the holders of the preferred stock, or any series thereof, unless a vote of any such holders is required pursuant to any preferred stock designation.
Shares of Series A Preferred Stock are convertible at the option of the holder at any time into shares of our common stock at a conversion rate determined by dividing the Series A Original Issue Price by the Series A Conversion Price (both as defined in the Certificate of Designation) in effect at the time of conversion. This formula initially results in a one-to-one conversion ratio. The Series A Conversion Price is subject to adjustment for stock splits and the like subsequent to the date of issuance of the Series A Preferred Stock. On or after January 1, 2021, at our option, if we have achieved an average market capitalization of at least $300 million for our most recent fiscal quarter, we may elect to automatically convert all of the outstanding shares of Series A Preferred Stock into shares of our common stock. The holders of shares of Series A Preferred Stock are entitled to receive annual dividends at a rate of $8 per every $100 of Series A Preferred Stock, payable either in cash or in shares of our common stock, at each holder’s election; provided, that to the extent any holder elects to receive cash dividends, such dividends shall accrue from day to day and be payable only upon a Deemed Liquidation Event (as defined in the Certificate of Designation) or such other dates as the Board of Directors shall approve. The shares of Series A Preferred Stock has no voting rights. We have the right to redeem all or less than all of the Series A Preferred Stock, at any time, at a price equal to the Series A Conversion Price, as adjusted, plus any accrued but unpaid dividends. In the event of a Deemed Liquidation Event, upon board approval, the holders of Series A Preferred Stock are eligible to receive the greater of (i) $27.5 million, plus accrued but unpaid dividends or (ii) what they would have received as a holder of common stock had they converted their shares of Series A Preferred Stock into shares of our common stock immediately prior to the Deemed Liquidation Event. Furthermore, shareholders of Series A Preferred Stock will have preferential treatment to common shareholders, however, they are only entitled to receive the same form of consideration upon the occurrence of a Deemed Liquidation Event. To the extent permitted under Delaware law, the holders of shares of Series A Preferred Stock have the right to prevent us from liquidating, dissolving, amending our governing documents in a manner that affects the rights of the Series A Preferred Stock, authorizing shares of capital stock on parity or senior to the Series A Preferred Stock, or issuing any shares of Series A Preferred Stock to any individual, entity or person other than CRG or WCAS.
The issuance of such preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. We cannot yet state the actual effects of the potential issuance of any other shares of preferred stock, on the rights of holders of the common stock until our board of directors determines the specific rights of the holders of such other preferred stock that might be issued; however, these effects may include:
•restricting dividends on the common stock;
•diluting the voting power of the common stock;
•impairing the liquidation rights of the common stock; or
•delaying or preventing a change in control without further action by the stockholders.
Other than in connection with the issuance of shares of Series A Preferred Stock, and other potential issuances of shares of preferred stock (as explained above), which preferred stock is not currently designated, we do not believe that any provision of our amended and restated certificate of incorporation or amended and restated by-laws would delay, defer or prevent a change in control.
Warrants

Placement Agent Warrants
As of June 30, 2019, warrants issued to certain placement agents entitle their holders to purchase 519 shares of common stock, with a term of five years and a weighted average exercise price of $8.05 per share, referred to as the Placement Agent Warrants.
The Placement Agent Warrants contain “weighted average” anti-dilution protection in the event that we issue common stock or securities convertible into or exercisable for shares of common stock at a price lower than the subject warrant’s exercise price whereby the exercise price of the warrants is reduced but the number of shares of common stock are not increased, subject to certain customary exceptions, as well as customary provisions for adjustment in the event of stock splits, subdivision or combination, mergers, etc. In lieu of making a cash payment otherwise contemplated to be made upon such exercise of such warrant, the holders of the Placement Agent Warrants may elect instead to receive (either in whole or in part) the number of shares of common stock determined according to a formula set forth in the Placement Agent Warrants.
This summary descriptions of the Placement Agent Warrants described above is qualified in their entirety by reference to the forms of such warrants filed as an exhibit to the registration statement of which this prospectus forms a part.
Warrants Issued in Connection with our November 2018 Public Offering
The following description summarizes the material terms and provisions of the warrants that we issued in connection with our November 2018 public offering. Each share of common stock that we issued in connection with the November 2018 public offering was issued together with a Series A warrant to purchase one share of our common stock and a Series B warrant to purchase one share of our common stock. 41,920 of the Series B warrants were exercised prior to their expiration on August 20, 2019 for an aggregate of 2,096 shares of common stock.
Number of Warrants
We sold Series A warrants to purchase up to 3,750,000 shares of our common stock and Series B warrants to purchase up to 3,750,000 shares of our common stock.
Exercise Price
Each Series A warrant has an exercise price of $12.00. Each Series B warrant had an exercise price of $9.60.
Term
The Series A warrants are exercisable commencing from the date of their issuance and will expire five years from the date of issuance. The Series B warrants were exercisable commencing from the date of their issuance and expired nine months from the date of issuance on August 20, 2019.
Exercisability
The warrants may be exercised, in whole or in part, by delivering to us a written notice of election to exercise the warrant and delivering to us cash payment of the exercise price, in the manner set forth in the applicable warrant agreement. The exercise price and the number of shares of our common stock issuable upon exercise of the warrants is subject to adjustment in the event of certain subdivisions and combinations, including by any stock split or reverse stock split, stock dividend, recapitalization or otherwise. In addition, we have the right at any time during the term of the warrants to reduce the then-existing exercise price to any amount and for any period of time deemed appropriate by our board of directors.
Cashless Exercise
If, at any time during the term of the warrants, the issuance of shares of our common stock upon exercise of the warrants is not covered by an effective registration statement, the holder is permitted to effect a cashless exercise of the warrants (in whole or in part) in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. Shares issued pursuant to a cashless exercise would be issued pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act, and thus the shares of common stock issued upon such cashless exercise would take on the characteristics of the warrants being exercised, including, for purposes of Rule 144(d) promulgated under the Securities Act, a holding period beginning from the original issuance date of the warrants.
Transferability
Subject to applicable laws, the warrants may be offered for sale, sold, transferred or assigned without our consent. However, as of the date of this prospectus supplement there is no established trading market for the warrants and it is not expected that a trading market for the warrants will develop in the future.
Listing
The warrants are not listed on any national securities exchange or other trading market.
Rights as a Stockholder
Except as set forth in the warrants or by virtue of such holders' ownership of shares of our common stock, the holders of the warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise the warrants.
Limitations on Exercise
Except as described below, the exercise of the warrants may be limited in certain circumstances if, after giving effect to such exercise, the holder or any of its affiliates would beneficially own (as determined in accordance with the terms of the warrants) more than 4.99% (which threshold may be decreased or increased, but not above 9.99%, at the election of the holder upon prior written notice to us) of our outstanding common stock immediately after giving effect to the exercise.
Purchase Rights
If at any time prior to the expiration of the warrants we grant, issue or sell any purchase rights (including options, convertible securities or rights to purchase stock, warrants, securities or other property) pro rata to the record holders of our common stock, each warrant holder will be entitled to acquire the aggregate purchase rights which the holder could have acquired if the holder had held the number of shares of common stock acquirable upon exercise of his or her warrant. The holder's participation in any such purchase right is subject to the beneficial ownership limitations described above.
Fundamental Transactions

In the event of a fundamental transaction, as described in the warrants and generally including any merger or consolidation with or into another entity, the holders of the warrants shall have the right to exercise the warrant concurrent with the closing of the fundamental transaction and receive, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such fundamental transaction if it had been, immediately prior to such fundamental transaction, the holder of shares of common stock issuable upon exercise in full of the warrant.
Dividends and Other Distributions
If we declare or make any dividend or other distribution of our assets to holders of shares of our common stock (including any distribution of cash, stock or other securities, property, options, evidence of indebtedness or any other assets), then, subject to certain limitation on exercise described in the warrants, each holder of a warrant shall receive the distributed assets that such holder would have been entitled to receive in the distribution had the holder exercised the warrant immediately prior to the record date for the distribution.
The foregoing summary of certain terms and provisions of the warrants that are being offered hereby is not complete and is subject to, and is qualified in its entirety by the provisions of the warrant agreements governing the terms of the warrants, the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the warrant agreements and forms of the warrants for a complete description of the terms and conditions of the warrants.
Options and Restricted Stock
2016 Stock Incentive Plan
As of June 30, 2019, options to purchase 559,711 shares of our common stock were outstanding under our 2016 Plan, with a weighted average exercise price of approximately $42.60. In addition, no shares of unvested restricted stock were outstanding under our 2016 Plan.
Inducement Plan
As of June 30, 2019, options to purchase 17,998 shares of our common stock were outstanding under our Inducement Plan, with a weighted average exercise price of approximately $7.44.
Other Convertible Securities
As of the date hereof, other than the securities described above, we do not have any outstanding convertible securities.
Anti-Takeover Effects of Provisions of our Certificate of Incorporation, our Bylaws and Delaware Law
Some provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could make the following transactions more difficult: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the price of our common stock.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.
Delaware Anti-Takeover Statute
We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate takeovers. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the price of our common stock.
Undesignated Preferred Stock
The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management.
Special Stockholder Meetings
Our amended and restated bylaws provide that a special meeting of stockholders may be called only by our board of directors, chairperson of the board, our chief executive officer, or in the absence of a chief executive officer, the president.
Requirements for Advance Notification of Stockholder Nominations and Proposals
Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.
Elimination of Stockholder Action by Written Consent
Our amended and restated certificate of incorporation, as amended eliminates the right of stockholders to act by written consent without a meeting.
Classified Board; Election and Removal of Directors
Our board of directors is divided into three classes. The directors in each class serve for a three-year term, one class being elected each year by our stockholders, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of our common stock outstanding will be able to elect all of our directors. In addition, our directors may not be removed without cause, and removal of our directors for cause will require an affirmative vote of at least two-thirds of the shares of our common stock outstanding. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Choice of Forum
Our amended and restated certificate of incorporation, as amended, provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. These provisions would not apply to suits brought to enforce a duty or liability created by the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Our amended and restated certificate of incorporation will further provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, subject to applicable law. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to these provisions. Our exclusive forum provision will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and our shareholders will not be deemed to have waived our compliance with these laws, rules and regulations.
The provisions of the Delaware General Corporation Law, our amended and restated certificate of incorporation and our amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.
Transfer Agent
The transfer agent and registrar for our common stock is West Coast Stock Transfer, Inc. The transfer agent and registrar’s address is 721 N. Vulcan Ave., Ste. 205, Encinitas, California 92024 and its telephone number is (619) 664-4780.

LEGAL MATTERS
The validity of the shares of common stock offered hereby will be passed upon for us by DLA Piper, LLP (US), Short Hills, New Jersey.

EXPERTS
The consolidated financial statements of Valeritas Holdings, Inc. and its subsidiary, Valeritas, Inc., as of December 31, 2018 and 2017 and for each of the years in the two-year period ended December 31, 2018, incorporated in this Prospectus by reference have been audited by Friedman LLP, independent registered public accountants, as stated in their report thereon (which includes an explanatory paragraph referring to our ability to continue as a going concern), and are incorporated herein by reference, in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We post on our public website (http://www.valeritas.com) our Annual Reports on Form 10-K, Quarterly Reports on Form

10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.
You can also review our electronically filed reports and other information that we file with the SEC on the SEC’s web site at http://www.sec.gov.
Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
You should rely only on the information contained in this prospectus (and any amendments or supplements thereto) or information to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this prospectus (or any amendments or supplements thereto).
This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and the securities, including exhibits and schedules. You can obtain a copy of the registration statement from the SEC at any address listed above or from the SEC’s web site.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS
The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. The documents listed below (other than the portions of these documents deemed to be "furnished" or not deemed to be "filed,'" including the portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items) are incorporated by reference herein:

•	our Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the SEC on March 6, 2019;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, which was filed with the SEC on May 9, 2019;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, which was filed with the SEC on August 8, 2019;

•
 our Preliminary Proxy Statement on Schedule 14A relating to our 2019 Annual Meeting of Stockholders, which we filed with the SEC on March 29, 2019 (which was superseded by our Definitive Proxy Statement on Schedule 14A relating to our 2019 Annual Meeting of Stockholders, which we filed with the SEC on April 10, 2019);

•	our Definitive Proxy Statement on Schedule 14A relating to our 2019 Annual Meeting of Stockholders, which we filed with the SEC on April 10, 2019

•
our Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on January 3, 2019; January 15, 2019; March 6, 2019 (two filings); March 28, 2019; March 29, 2019 (two filings); April 8, 2019; April 26, 2019; May 2, 2019; May 10, 2019; May 17, 2019; May 22, 2019; May 29, 2019; June 10, 2019; June 26, 2019; June 27, 2019; July 8, 2019; July 9, 2019; July 18, 2019; July 29, 2019; July 30, 2019; August 5, 2019 and August 15, 2019; and

•	the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on March 20, 2017, and all amendments and reports updating such description.

We also are incorporating by reference any future information filed (rather than furnished) by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus until the termination of the offering. Such documents shall be deemed to be incorporated by reference into this prospectus.
You may request a copy of the documents incorporated by reference in this prospectus, including exhibits to these documents, orally or in writing, and they will be provided to you at no cost, by contacting:
Valeritas Holdings, Inc.
750 Route 202 South
Suite 600
Bridgewater, New Jersey 08807
(908) 927-9920

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.
Set forth below is an estimate (except for registration fees, which are actual) of the approximate amount of the types of fees and expenses listed below that were paid or are payable by us in connection with the issuance and distribution of the shares of Common stock to be registered by this registration statement. None of the expenses listed below are to be borne by any of the selling stockholders named in the prospectus that forms a part of this registration statement.

Amount
SEC registration fee	$1,133.22
Printing and related expenses	$2,000.00
Legal fees and expenses	$50,000.00
Accounting fees and expenses	$17,500.00
Miscellaneous expenses	$4,366.78
Total	$75,000.00

Item 14. Indemnification of Directors and Officers.
As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our certificate of incorporation and bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.
These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission.
As permitted by Section 145 of the Delaware General Corporation Law, our bylaws provide that that:

•	we may indemnify our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•
we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in our amended and restated bylaws are not exclusive.
Our certificate of incorporation and our bylaws provide for the indemnification provisions described above and elsewhere herein. We have also entered into separate indemnification agreements with our directors, officers and certain other employees that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These agreements will provide for the indemnification of our directors, officers and certain other employees for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were our agents.
These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. These indemnification agreements generally require us, among other things, to indemnify our directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.] Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.
Issuance of Shares of Capital Stock
Set forth below is information regarding shares of capital stock issued by Valeritas, Inc., a Delaware corporation, referred to as Valeritas or the private company, which we acquired in the 2016 Merger, and us since January 1, 2016 that were not registered under the Securities Act. All share and per share stock numbers in this section are after giving effect to the 4.0486 conversion of our common stock in connection with the Re-Domicile on April 14, 2016, and the 2016 Merger on May 3, 2016, in which each share of Valeritas’ Series AB Preferred Stock outstanding at the time of the 2016 Merger was automatically converted into shares of our common stock at the conversion ratio of 0.02982. All outstanding shares of Valeritas’ common stock, Series D Preferred Stock, Series AA Preferred Stock and associated warrants were retired and cancelled.

(1)	On January 29, 2016, Valeritas issued 4,655,430 shares of Series AB Preferred Stock for aggregate consideration of $5.8 million to accredited investors.

(2)	On January 29, 2016, Valeritas issued warrants to purchase 16,000,000 shares of our Series AB Preferred Stock with an exercise price of $1.25 per share to accredited investors.

(3)	On February 29, 2016, Valeritas issued 4,300,000 shares of Series AB Preferred Stock for aggregate consideration of $5.4 million to accredited investors.

(4)	On February 29, 2016, Valeritas issued warrants to purchase 928,838 shares of our Series AB Preferred Stock with an exercise price of $1.25 per share to accredited investors.

(5)
On March 30, 2016, Valeritas issued 1,320,600 shares of Series AB Preferred Stock for aggregate consideration of $1.7 million resulting from the exercise of warrants at a price of $1.25 per share to accredited investors.

(6)
On April 15, 2016, Valeritas issued 279,400 shares of Series AB Preferred Stock for aggregate consideration of $0.3 million resulting from the exercise of warrants at a price of $1.25 per share to accredited investors.

(7)	On May 3, 2016, in connection with the 2016 Merger, we issued approximately 41,250 restricted shares of our common stock to the holders of shares of Valeritas’ Series AB Preferred Stock.

(8)	On May 3, 2016, in connection with the 2016 Merger, we issued 2,530 shares of our common stock pursuant to the 2016 Plan as restricted stock awards to certain of our employees and consultants.

(9)
On September 29, 2016, we issued 182 restricted shares of our common stock to The Del Mar Consulting Group Inc., a California corporation, or Del Mar, as partial consideration for services rendered to us.

(10)
On September 29, 2016, we issued 121 restricted shares of our common stock to Alex Partners, LLC, a Washington limited liability corporation, or Alex Partners, as partial consideration for services rendered to us.

(11)	On January 27, 2017, we issued 60 restricted shares of our common stock to Del Mar, as partial consideration for services rendered to us.

(12)	On January 27, 2017, we issued 40 restricted shares of our common stock to Alex Partners, as partial consideration for services rendered to us.

(13)	On March 22, 2017, we issued 2,500,000 and 250,000 shares of our Series A Convertible Preferred Stock to Capital Royalty Group and WCAS Capital Partners IV, LP, respectively.

(14)	On June 7, 2017, we issued 900 restricted shares of our common stock to Del Mar, as partial consideration for services rendered to us.

(15)	On June 7, 2017, we issued 600 restricted shares of our common stock to Alex Partners, as partial consideration for services rendered to us.

(16)
On September 20, 2017, we entered into a common stock purchase agreement with Aspire Capital Fund, LLC, or Aspire Capital. Pursuant to the terms of this agreement, we issued 6,250 shares of our common stock to Aspire Capital in consideration for entering into the agreement.

We claimed exemption from registration under the Securities Act for the sale and issuance of these securities by virtue of Section 4(a)(2) of the Securities Act and Rule 506 thereunder as transactions not involving any public offering. All of the purchasers of unregistered securities for which we relied on Section 4(a)(2) and/or Regulation D represented that they were accredited investors as defined under the Securities Act. We claimed such exemption on the basis that (a) the purchasers in each case represented that they intended to acquire the securities for investment only and not with a view to the distribution thereof and that they either received adequate information about the Registrant or had access, through employment or other relationships, to such information and (b) appropriate legends were affixed to the stock certificates issued in such transactions.
Stock Option Grants

In connection with the 2014 Reorganization, all of the outstanding options to purchase its common stock granted prior to June 19, 2014 were converted into options to purchase limited liability company units of Valeritas Holdings, LLC, or Holdings. Each common unit of Holdings represents an indirect interest in the 346,153 shares of our common stock held by Holdings. These shares of common stock were distributed to unitholders of Holdings upon the cancellation of Holdings and the liquidation of its assets in March 2016 in accordance with the liquidation preferences applicable to Holdings’ units. At such time, each option to purchase common units in Holdings was also canceled.
From June 19, 2014 through May 3, 2016, or the Closing Date, Valeritas granted options under the 2014 Plan to purchase an aggregate of 58,712 shares of its common stock at a weighted-average exercise price of $224.60 per share, to certain of its employees and directors in connection with services provided to it by such persons. At the time of the 2016 Merger, none of these options had been exercised. On the Closing Date, each outstanding option for Valeritas common stock was canceled.
From the Closing Date through the filing of this registration statement, we granted options from the 2016 Plan and the 2018 Inducement Plan to purchase an aggregate of 581,522 shares of our common stock at an exercise price of approximately $41.53 per share, to certain of our employees and directors in connection with services provided to us by such persons. None of these options have been exercised.
The issuances of stock options and the shares of common stock issuable upon the exercise of the options were issued pursuant to written compensatory plans or arrangements with our employees, directors and consultants, in reliance on the exemption provided by Rule 701 promulgated under the Securities Act, or pursuant to Section 4(a)(2) under the Securities Act, relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required.
All of the foregoing securities are deemed restricted securities for purposes of the Securities Act. All certificates representing the issued shares of capital stock described in this Item 15 included appropriate legends setting forth that the securities have not been registered and the applicable restrictions on transfer.

Item 16. Exhibits and Financial Statement Schedules.
Exhibits
See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

Item 17. Undertakings.
The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
a.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;
b.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

c.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.
4.
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of Title 17 of the Code of Federal Regulations), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities:
6.
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of Title 17 of the Code of Federal Regulations);
b.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
c.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

d.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
7.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bridgewater, State of New Jersey on this 30th day of August, 2019.

VALERITAS HOLDINGS, INC.

/s/ John E. Timberlake
John E. Timberlake
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John E. Timberlake	President and Chief Executive Officer (Principal Executive Officer)	August 30, 2019
John E. Timberlake

/s/ Erick Lucera	Chief Financial Officer (Principal Financial Officer)	August 30, 2019
Erick Lucera

/s/ Mark Conley	Vice President, Corporate Controller and Treasurer (Principal Accounting Officer)	August 30, 2019
Mark Conley

/s/ Rodney Altman, M.D.		August 30, 2019
Rodney Altman, M.D.	Director

/s/ Katherine Crothall, Ph.D.
Katherine Crothall, Ph.D.	Director	August 30, 2019

/s/ Peter Devlin
Peter Devlin	Chairman and Director	August 30, 2019

/s/ Luke Düster
Luke Düster	Director	August 30, 2019

/s/ Joe Mandato, DM
Joe Mandato, DM	Director	August 30, 2019

/s/ Brian K. Roberts
Brian K. Roberts	Director	August 30, 2019

EXHIBIT INDEX

Exhibit Number	Description

2.1*
Agreement and Plan of Merger and Reorganization, dated as of May 3, 2016, by and among the Registrant, Valeritas Acquisition Corp. and Valeritas, Inc. (Incorporated by reference, Exhibit 2.1 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 3, 2016)

3.1*
Amended and Restated Certificate of Incorporation of the Registrant, as amended (Incorporated by reference, Exhibit 3.1 to the Registrant's Registration Statement on Form S-1/A (File No. 333-232868), filed August 22, 2019).

3.2*
Certificate of Merger of Valeritas Acquisition Corp. with and into Valeritas, Inc., filed May 3, 2016. (Incorporated by reference, Exhibit 3.4 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 3, 2016)

3.3*	Amended and Restated Bylaws of the Registrant (Incorporated by reference, Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 3, 2016)

3.4*
Form of Certificate of Designation of Series A Convertible Preferred Stock of Valeritas Holdings, Inc. (Incorporated by reference, Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed February 21, 2017)

4.2*
Registration Rights Agreement, dated as of June 11, 2018, by and between the Registrant and Aspire Capital (Incorporated by reference, Exhibit 4.1 to the Registrant’s Registration Statement on Form S‑1 (File No. 333‑226018), filed June 29, 2018)

4.3*	Form of Series A Warrant (Incorporated by reference, Exhibit 4.3 to the Registrant's Registration Statement on Form S-1/A (File No. 333-226958), filed November 14, 2018)

4.4*	Form of Series B Warrant (Incorporated by reference, Exhibit 4.4 to the Registrant's Registration Statement on Form S-1/A (File No. 333-226958), filed November 14, 2018)

4.5*	Form of Warrant Agency Agreement (Incorporated by reference, Exhibit 4.5 to the Registrant's Registration Statement on Form S-1/A (File No. 333-226958), filed November 15, 2018)

5.1*	Opinion of DLA Piper LLP (US) (Incorporated by reference, Exhibit 5.1 to the Registrant's Registration Statement on Form S-1 (File No. 333-232868), filed July 29, 2019).

10.1*
Split-Off Agreement, dated as of May 3, 2016, by and among the Registrant, CYGM Operating Corp. and Leisa Swanson (Incorporated by reference, Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 9, 2016)

10.2*
General Release Agreement, dated as of May 3, 2016, by and among the Registrant, CYGM Operating Corp. and Leisa Swanson (Incorporated by reference, Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 9, 2016)

10.3*
Form of Lock-Up and No Short Selling Agreement between the Registrant and the officers, directors and shareholders party thereto (Incorporated by reference, Exhibit 10.3 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 9, 2016)

10.4*
Form of Lock-Up and No Short Selling Agreement for 80% of shares held prior to the 2016 Merger, by and between the Registrant and certain shareholders (Incorporated by reference, Exhibit 10.4 to the Registrant's Annual Report on Form 10-K (File No. 333-198807), filed February 21, 2017)

10.5*
Form of Subscription Agreement between the Registrant and the investors party thereto (Incorporated by reference, Exhibit 10.4 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 9, 2016)

10.6*	Form of Placement Agent Warrant for common stock of the Registrant (Incorporated by reference, Exhibit 10.5 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 9, 2016)

10.7*	Form of Registration Rights Agreement (Incorporated by reference, Exhibit 10.6 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 9, 2016)

10.8*†	The Registrant’s 2016 Equity Incentive Plan (Incorporated by reference, Exhibit 10.7 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 9, 2016)

10.8.1*	Amendment to the Registrant’s 2016 Equity Incentive Plan (Incorporated by reference, Exhibit 10.8.1 to the Registrant's Registration Statement on Form S-1 (File No. 333-222454), filed January 8, 2018)

10.9*†	Form of Stock Option Agreement under 2016 Equity Incentive Plan (Incorporated by reference, Exhibit 10.8 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 9, 2016)

10.10*
Term Loan Agreement, dated May 24, 2013, by and between Valeritas, Inc., Capital Royalty Partners II L.P., Capital Royalty Partners II-Parallel Fund “A” L.P. and Parallel Investment Opportunities Partners II L.P., as lenders, and the guarantors party thereto (Incorporated by reference, Exhibit 10.9 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 9, 2016)

10.11*
Amended and Restated Term Loan Agreement, dated August 5, 2014, among Valeritas, Inc., as borrower, Capital Royalty Partners II L.P., Capital Royalty Partners II-Parallel Fund “A” L.P. and Parallel Investment Opportunities Partners II L.P., as lenders, and the guarantors party thereto (Incorporated by reference, Exhibit 10.10 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 9, 2016)

10.12*
Second Amended and Restated Term Loan Agreement, dated as of May 3, 2016, by and between Valeritas, Inc., a borrower, Valeritas Holdings, Inc., as Guarantor, Capital Royalty Partners II L.P., Capital Royalty Partners II-Parallel Fund “A” L.P., Parallel Investment Opportunities Partners II L.P., Capital Royalty Partners II-Parallel Fund “B” (Cayman) L.P., Capital Royalty Partners II (Cayman) L.P., as lenders, and the guarantors party thereto (Incorporated by reference, Exhibit 10.11 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 9, 2016)

10.13*
Joinder Agreement to Second Amended and Restated Term Loan Agreement, dated as of May 3, 2016, in favor of Capital Royalty Partners II L.P., Capital Royalty Partners II-Parallel Fund “A” L.P., Parallel Investment Opportunities Partners II L.P., Capital Royalty Partners II (Cayman) L.P., and Capital Royalty Partners II-Parallel Fund “B” (Cayman) L.P., as the Secured Parties, and Capital Royalty Partners II L.P., as Control Agent (Incorporated by reference, Exhibit 10.12 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 9, 2016)

10.14*
Limited Forbearance Agreement, dated May 18, 2015, by and between the Valeritas, Inc., Valeritas Holdings, LLC, Valeritas Security Corporation, Capital Royalty Partners II L.P., Parallel Investment Opportunities Partners II, L.P., Capital Royalty Partners II- Parallel Fund “A” L.P., Capital Royalty Partners II (Cayman) L.P. and Capital Royalty Partners II-Parallel Fund “B” (Cayman) L.P. (Incorporated by reference, Exhibit 10.13 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 9, 2016)

10.15*
Amendment No. 1 to Limited Forbearance Agreement, dated September 28, 2015, by and among Valeritas, Inc., Valeritas Holdings, LLC, Valeritas Security Corporation, Capital Royalty Partners II L.P., Parallel Investment Opportunities Partners II, L.P., Capital Royalty Partners II-Parallel Fund “A” L.P., Capital Royalty Partners II (Cayman) L.P. and Capital Royalty Partners II-Parallel Fund “B” (Cayman) L.P. (Incorporated by reference, Exhibit 10.14 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 9, 2016)

10.16*
Amendment No. 2 to Limited Forbearance Agreement, dated November 13, 2015, by and among Valeritas, Inc., Valeritas Holdings, LLC, Valeritas Security Corporation, Capital Royalty Partners II L.P., Parallel Investment Opportunities Partners II, L.P., Capital Royalty Partners II-Parallel Fund “A” L.P., Capital Royalty Partners II (Cayman) L.P. and Capital Royalty Partners II-Parallel Fund “B” (Cayman) L.P. (Incorporated by reference, Exhibit 10.15 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 9, 2016)

10.17*
Amendment No. 3 to Limited Forbearance Agreement, dated December 21, 2015, by and among Valeritas, Inc., Valeritas Holdings, LLC, Valeritas Security Corporation, Capital Royalty Partners II L.P., Parallel Investment Opportunities Partners II, L.P., Capital Royalty Partners II-Parallel Fund “A” L.P., Capital Royalty Partners II (Cayman) L.P. and Capital Royalty Partners II-Parallel Fund “B” (Cayman) L.P. (Incorporated by reference, Exhibit 10.16 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 9, 2016)

10.18*
Amendment No. 4 to Limited Forbearance Agreement, dated January 29, 2016, by and among Valeritas, Inc., Valeritas Holdings, LLC, Valeritas Security Corporation, Capital Royalty Partners II L.P., Parallel Investment Opportunities Partners II, L.P., Capital Royalty Partners II-Parallel Fund “A” L.P., Capital Royalty Partners II (Cayman) L.P. and Capital Royalty Partners II-Parallel Fund “B” (Cayman) L.P. (Incorporated by reference, Exhibit 10.17 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 9, 2016)

10.19*
Amendment No. 5 to Limited Forbearance Agreement, dated March 25, 2016, by and among Valeritas, Inc., Valeritas Security Corporation, Capital Royalty Partners II L.P., Parallel Investment Opportunities Partners II, L.P., Capital Royalty Partners II-Parallel Fund “A” L.P., Capital Royalty Partners II (Cayman) L.P. and Capital Royalty Partners II-Parallel Fund “B” (Cayman) L.P. (Incorporated by reference, Exhibit 10.18 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 9, 2016).

10.20*
Amendment No. 6 to Limited Forbearance Agreement, dated April 30, 2016, by and among Valeritas, Inc. and Valeritas Security Corporation, as Guarantor and the undersigned Lenders. (Incorporated by reference, Exhibit 10.19 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 9, 2016)

10.21*
Termination of Forbearance Agreement, dated May 3, 2016, by and among Valeritas, Inc., Valeritas Security Corporation, Capital Royalty Partners II L.P., Parallel Investment Opportunities Partners II, L.P., Capital Royalty Partners II-Parallel Fund “A” L.P., Capital Royalty Partners II (Cayman) L.P. and Capital Royalty Partners II-Parallel Fund “B” (Cayman) L.P. (Incorporated by reference, Exhibit 10.20 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 9, 2016)

10.22*
Lease, dated October 20, 2009, by and between Valeritas, Inc. and BTCT Associates, L.L.C., as amended on January 17, 2013, in respect of the building located at 750 Route 202, Bridgewater, New Jersey 08807 (Incorporated by reference, Exhibit 10.21 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 9, 2016)

10.23*
Lease, dated December 22, 2006, by and among Valeritas, LLC, The Taming of the Shrewsbury, LLC, O’Neill Partners, LLC and Chanski, LLC, as amended on April 24, 2009, in respect of the building located at 800 Boston Turnpike, Shrewsbury, Massachusetts 01545 (Incorporated by reference, Exhibit 10.22 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 9, 2016)

10.24*
Promissory Note, dated September 8, 2011, issued by Valeritas, Inc. to WCAS Capital Partners IV, L.P., in the original principal amount of $5,000,000, by Amendment No. 1 to Note, dated May 24, 2013. (Incorporated by reference, Exhibit 10.23 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 9, 2016)

10.25*
Amendment No. 1 to Note, dated May 24, 2013, by and between WCAS Capital Partners IV, LP and Valeritas, Inc. (Incorporated by reference, Exhibit 10.25 to the Registrant's Registration Statement on Form S-1 (File No. 333-222454), filed January 8, 2018)

10.26*
Amended and Restated Note, dated May 3, 2016, by and between WCAS Capital Partners IV, LP and Valeritas, Inc. (Incorporated by reference, Exhibit 10.26 to the Registrant's Registration Statement on Form S-1 (File No. 333-222454), filed January 8, 2018)

10.27*†
Employment Agreement, dated May 3, 2016, by and between Valeritas, Inc. and John E. Timberlake. (Incorporated by reference, Exhibit 10.27 to the Registrant's Registration Statement on Form S-1 (File No. 333-222454), filed January 8, 2018)

10.28*†
Employment Agreement, dated December 20, 2016, by and between Valeritas, Inc. and Matthew Nguyen (Incorporated by reference, Exhibit 10.28 to the Registrant’s Annual Report on Form 10-K (File No. 333-198807), filed February 21, 2017)

10.29*†
Employment Agreement, dated March 4, 2015, by and between Valeritas, Inc. and Geoffrey Jenkins (Incorporated by reference, Exhibit 10.26 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 9, 2016)

10.30*†
Employment Agreement, dated February 19, 2016, by and between Valeritas, Inc. and Mark Conley (Incorporated by reference, Exhibit 10.27 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 9, 2016)

10.31*†
Employment Agreement, dated August 29, 2016, by and between Valeritas, Inc. and Erick J. Lucera Employment Agreement, dated December 20, 2016, by and between Valeritas, Inc. and Matthew Nguyen (Incorporated by reference, Exhibit 10.31 to the Registrant’s Annual Report on Form 10-K (File No. 333-198807), filed February 21, 2017)

10.32*†
Separation and Consulting Services Agreement, dated February 21, 2016, by and between Valeritas, Inc. and Kristine Peterson (Incorporated by reference, Exhibit 10.32 to the Registrant's Registration Statement on Form S-1 (File No. 333-222454), filed January 8, 2018)

10.33*†	Valeritas Holdings, Inc. Employee Stock Purchase Plan (Incorporated by reference, Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-38038), filed June 9, 2017)

10.34*†	Form of Indemnification Agreement (Incorporated by reference, Exhibit 10.34 to the Registrant's Registration Statement on Form S-1 (File No. 333-222454), filed January 8, 2018)

10.35*
Series A Preferred Stock Purchase Agreement, dated as of February 14, 2017, by and among the Registrant, Capital Royalty Partners II L.P., Parallel Investment Opportunities Partners II, L.P., Capital Royalty Partners II-Parallel Fund “A” L.P., Capital Royalty Partners II (Cayman) L.P., Capital Royalty Partners II-Parallel Fund “B” (Cayman) L.P. and WCAS Capital Partners IV, LP (Incorporated by reference, Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed February 21, 2017)

10.36*
Registration Rights Agreement, dated as of February 14, 2017, by and among the Registrant, Capital Royalty Partners II L.P., Parallel Investment Opportunities Partners II, L.P., Capital Royalty Partners II-Parallel Fund “A” L.P., Capital Royalty Partners II (Cayman) L.P., Capital Royalty Partners II-Parallel Fund “B” (Cayman) L.P. and WCAS Capital Partners IV, LP (Incorporated by reference, Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed February 21, 2017)

10.37*
Amendment No. 1 to Second Amended and Restated Term Loan Agreement, dated as of February 9, 2017, by and among the Company, Capital Royalty Partners II L.P., Parallel Investment Opportunities Partners II, L.P., Capital Royalty Partners II-Parallel Fund “A” L.P., Capital Royalty Partners II (Cayman) L.P., Capital Royalty Partners II-Parallel Fund “B” (Cayman) L.P. and WCAS Capital Partners IV, LP (Incorporated by reference, Exhibit 10.3 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed February 21, 2017)

10.38*
Office Lease Agreement dated as of May 10, 2017, by and among the Company and RFP Lincoln 293, LLC (Incorporated by reference, Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-38038), filed May 12, 2017)

10.39*
Common Stock Purchase Agreement, dated as of January 7, 2018, by and between the Registrant and Aspire Capital (Incorporated by reference, Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-38038), filed January 8, 2018)

10.40*
Amendment to 2016 Equity Incentive Plan, dated as of December 5, 2017. (Incorporated by reference, Exhibit 10.1 to the Registrant's Current Report on Form 8-K (File No. 001-38038), filed December 7, 2017)

10.41*
Employment Agreement, dated January 8, 2018, by and between Valeritas, Inc. and Joseph Saldanha (Incorporated by reference, Exhibit 10.41 to Registrant's Registration Statement on Form S-1 (File No. 333-223903), filed March 26, 2018)

10.42*
Common Stock Purchase Agreement, dated June 11, 2018 between the Registrant and Aspire Capital Fund, LLC (Incorporated by reference, Exhibit 10.42 to the Registrant's Registration Statement on Form S-1 (File No. 333-226018), filed June 29, 2018)

10.43*	Amended and Restated 2016 Equity Incentive Plan (Incorporated by reference, Exhibit 99.1 to the Registrant's Registration Statement on Form S-8 (File No. 333-226305), filed July 23, 2018)

10.44*	Valeritas Holdings, Inc. Form of 2018 Inducement Plan (Incorporated by reference, Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed October 12, 2018)

10.45*
Valeritas Holdings, Inc. 2018 Inducement Plan, Form of Stock Option Grant Notice and Option Agreement (Incorporated by reference, Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed October 12, 2018)

10.46*	Amended and Restated Employee Stock Purchase Plan (included as Appendix B to the Registrant’s Definitive Proxy Statement on Form 14A, filed April 10, 2019).

21.1*	Subsidiaries of the Registrant (Incorporated by reference, Exhibit 21.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-22454), filed January 8, 2018)

23.1**	Consent of Friedman LLP

23.2*	Consent of DLA Piper LLP (US) (contained in and incorporated by reference from Exhibit 5.1 to the Registrant's Registration Statement on Form S-1 (File No. 333-232868), filed July 29, 2019)

24.1*	Power of Attorney (included in the signature page to the Registrant’s Registration Statement on Form S-1(File No. 333-232868), filed July 29, 2019)

*	Previously filed.
**	Filed herewith.
†	Management contract or compensatory plan or arrangement.